UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Invesco Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Invesco Ltd.

Two Peachtree Pointe

1555 Peachtree Street N.E.

Atlanta, Georgia 30309

April 1, 2013

Dear Fellow Shareholder,

You are cordially invited to attend the 2013 Annual General Meeting of Shareholders of Invesco Ltd., which will be held on Thursday, May 16, 2013 at 1:00 p.m., Eastern Time, in the Appalachians Room, 18th Floor, at Invesco’s Global Headquarters, located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309. Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual General Meeting and Proxy Statement.

We are pleased to once again this year furnish proxy materials to our shareholders via the Internet. The e-proxy process expedites shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual General Meeting. On April 1, 2013, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contained instructions on how to access our 2013 Proxy Statement, Annual Report on Form 10-K and other soliciting materials and how to vote. The Notice also contains instructions on how you can request a paper copy of the Proxy Statement and Annual Report if you so desire.

We hope you are planning to attend the meeting. Your vote is important and we encourage you to vote promptly. Whether or not you are able to attend the meeting in person, please follow the instructions contained in the Notice on how to vote via the Internet or via the toll-free telephone number, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted.

On behalf of the Board of Directors and the management of Invesco, I extend our appreciation for your continued support.

Yours sincerely,

Rex D. Adams

Chairman

NOTICE OF 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held May 16, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual General Meeting of Shareholders of Invesco Ltd. will be held on Thursday, May 16, 2013, at 1:00 p.m., Eastern Time, in the Appalachians Room, 18th Floor, at Invesco’s Global Headquarters, located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, for the following purposes:

1.	To elect three (3) directors to the Board of Directors to hold office until the annual general meeting of shareholders in 2016;

2.	To hold an advisory vote on executive compensation;

3.	To approve the Invesco Ltd. Amended and Restated Executive Incentive Bonus Plan;

4.	To appoint PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

During the Annual General Meeting, management also will present Invesco’s audited consolidated financial statements for the fiscal year ended December 31, 2012.

Only holders of record of Invesco common shares on March 18, 2013 are entitled to notice of and to attend and vote at the Annual General Meeting and any adjournment or postponement thereof. Whether or not you are able to attend in person, please vote via the Internet or the toll-free telephone number, or request a paper proxy card to complete, sign and return by mail so that your shares may be voted. Invesco shareholders of record who attend the meeting may vote their common shares in person, even though they have sent in proxies.

By Order of the Board of Directors,

Kevin M. Carome, Company Secretary

April 1, 2013

ADMISSION TO THE 2013 ANNUAL GENERAL MEETING

An admission ticket (or other proof of share ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual General Meeting. Only shareholders who own Invesco common shares as of the close of business on March 18, 2013 and invited guests will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

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If your Invesco shares are registered in your name and you received or accessed your proxy materials electronically via the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the check-in area at the Annual General Meeting.

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If your Invesco shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual General Meeting if you bring a recent bank or brokerage statement showing that you owned Invesco common shares on March 18, 2013.

No cameras, recording devices or large packages will be permitted in the meeting room.

i

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Invesco Ltd. (“Board” or “Board of Directors”) for the Annual General Meeting to be held on Thursday, May 16, 2013, at 1:00 p.m. Eastern Time. In this Proxy Statement, we may refer to Invesco Ltd. as the “company,” “Invesco,” “we,” “us” or “our.”

QUESTIONS AND ANSWERS ABOUT VOTING YOUR COMMON SHARES

Why did I receive this Proxy Statement?	You have received these proxy materials because Invesco’s Board of Directors is soliciting your proxy to vote your shares at the Annual General Meeting on May 16, 2013. This proxy statement includes information that is designed to assist you in voting your shares and information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”).

What is a proxy?	A “proxy” is a written authorization from you to another person that allows such person (the “proxy holder”) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the following persons to vote your shares at the Annual General Meeting: Rex D. Adams, Chairman of the Board of Directors; Martin L. Flanagan, President and Chief Executive Officer; Loren M. Starr, Senior Managing Director and Chief Financial Officer; Colin D. Meadows, Senior Managing Director and Chief Administrative Officer and Kevin M. Carome, Senior Managing Director and General Counsel.

Why did I not receive my proxy materials in the mail?	As permitted by rules of the SEC, Invesco is making this Proxy Statement and its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (“Annual Report”) available to its shareholders electronically via the Internet. The “e-proxy” process expedites shareholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual General Meeting.

On April 1, 2013, we mailed to shareholders of record as of the close of business on March 18, 2013 (“Record Date”) a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement, our Annual Report and other soliciting materials via the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice for requesting such materials.

If you are delivering proxy materials via the Internet, why did I receive my proxy materials in the mail?	Certain regulations that apply to the Invesco 401(k) Plan and the Invesco Money Purchase Plan require us to send copies of the proxy materials to persons who have interests in Invesco common shares through participation in those plans. These individuals are not eligible to vote directly at the Annual General Meeting. They may, however, instruct the trustees or plan administrators of these plans how to vote the common shares represented by their interests.

Who is entitled to vote?	Each holder of record of Invesco common shares on the Record Date for the Annual General Meeting is entitled to attend and vote at the Annual General Meeting.

What is the difference between holding shares as a shareholder “of record” and as a “beneficial owner”?

•        Shareholders of Record.    You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with Computershare, our transfer agent.

•        Beneficial Owner.    You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see “What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?” for additional information.

•        Invesco has requested banks, brokerage firms and other nominees who hold Invesco common shares on behalf of beneficial owners of the common shares as of the close of business on the Record Date to forward the Notice to those beneficial owners. Invesco has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

How many votes do I have?	Every holder of a common share on the Record Date will be entitled to one vote per share for each Director to be elected at the Annual General Meeting and to one vote per share on each other matter presented at the Annual General Meeting. A poll will be taken on each proposal voted upon at the Annual General Meeting. On the Record Date there were 444,202,695 common shares outstanding and entitled to vote at the Annual General Meeting.

What proposals are being presented at the Annual General Meeting?	Invesco intends to present proposals numbered one through four for shareholder consideration and voting at the Annual General Meeting. These proposals are for:

1. Election of three (3) members of the Board of Directors;

2. Advisory vote to approve executive compensation;

3. Approval of the Invesco Ltd. Amended and Restated Executive Incentive Bonus Plan; and

4. Appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm.

Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual General Meeting, Invesco does not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on such matter in their discretion.

How does the Board of Directors recommend that I vote?	The Board of Directors recommends that you vote:
• FOR the election of the three (3) directors nominated by our Board and named in this proxy statement;

• FOR the approval, on an advisory basis, of the compensation of our named executive officers;

• FOR approval of the Invesco Ltd. Amended and Restated Executive Incentive Bonus Plan; and

• FOR appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm.

How do I attend the Annual General Meeting?	All shareholders are invited to attend the Annual General Meeting. An admission ticket (or other proof of share ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual General Meeting. Only shareholders who own Invesco common shares as of the close of business on the Record Date and invited guests will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. Registration will begin at 12:00 p.m. Eastern Time and the Annual General Meeting will begin at 1:00 p.m. Eastern Time.

•   If your Invesco shares are registered in your name and you received or accessed your proxy materials electronically via the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the check-in area at the Annual General Meeting.

•   If you received your proxy materials by mail and voted by completing your proxy card and checked the box indicating that you plan to attend the meeting, an admission ticket will be held for you at the check-in area at the Annual General Meeting.

•   If your Invesco shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual General Meeting if you bring a recent bank or brokerage statement showing that you owned Invesco common shares on March 18, 2013. You should report to the check-in area for admission to the Annual General Meeting.

How do I vote and what are the voting deadlines?	You may vote your shares in person at the Annual General Meeting or by proxy. There are three ways to vote by proxy:

• Via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Time on May 15, 2013, by accessing the web site at http://www.investorvote.com/IVZ and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded.

• By Telephone: You can submit a proxy by telephone until 11:59 p.m. Eastern Time on May 15, 2013, by calling toll-free 1-800-652-VOTE (8683) (from the U.S. and Canada) and following the instructions.

• By Mail: If you have received your proxy materials by mail, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your common shares in an account with a bank or broker (i.e., in “street name”), you can vote by following the instructions on the voting instruction card provided to you by your bank or broker. Proxy cards returned by mail must be received no later than the close of business on May 15, 2013.

Even if you plan to be present at the Annual General Meeting, we encourage you to vote your common shares by proxy using one of the methods described above. Invesco shareholders of record who attend the meeting may vote their common shares in person, even though they have sent in proxies.

What if my common shares are held in an Invesco retirement plan?	For participants in the Invesco 401(k) Plan and the Invesco Money Purchase Plan (collectively, the “Retirement Plans”), your shares will be voted as you instruct the trustees or plan administrators of the Retirement Plans. There are three ways to vote: via the Internet, by telephone or by returning your voting instruction card. Please follow the instructions included on your voting instruction card on how to vote using one of the three methods. Your vote will serve as voting instructions to the trustees or plan administrators of the Retirement Plans for shares allocated to your account, as well as a proportionate share of any unallocated shares and unvoted shares. If you do not vote shares allocated to your account held in the Retirement Plans, the trustee or plan administrator will vote your shares in the same proportion as the shares for which instructions were received from all other holders of common shares in the Retirement Plan. You cannot vote your Retirement Plan shares in person at the meeting. To allow sufficient time for voting by the trustees and plan administrators of the Retirement Plans, the trustees and plan administrators must receive your vote by no later than 5:00 p.m. Eastern Time on May 13, 2013.

What if I hold restricted shares?	For participants in the Invesco Global Stock Plan, the 2008 Global Equity Incentive Plan, 2010 Global Equity Incentive Plan (ST) and 2011 Global Equity Incentive Plan who hold Restricted Share Awards through the company’s stock plan administrator, your restricted shares will be voted as you instruct the custodian for such shares, Invesco Ltd. (the “Custodian”). There are three ways to vote: via the Internet, by telephone or by returning your voting instruction card. Please follow the instructions included on your voting instruction card on how to vote using one of the three methods. Your vote will serve as voting instructions to the Custodian for your restricted shares. If you do not provide instructions regarding your restricted shares, the Custodian will not vote them. You cannot vote your restricted shares in person at the meeting. To allow sufficient time for voting by the Custodian, the Custodian must receive your vote by no later than 11:59 p.m. Eastern Time on May 10, 2013.

May I change or revoke my vote?	Yes. You may change your vote in one of several ways at any time before it is exercised:

• Grant a subsequent proxy via the Internet or telephone;

• Submit another proxy card (or voting instruction card) with a date later than your previously delivered proxy;

•   Notify our Secretary in writing before the Annual General Meeting that you are revoking your proxy or, if you hold your shares in “street name,” follow the instructions on the voting instruction card; or

• If you are a shareholder of record, or a beneficial owner with a proxy from the shareholder of record, vote in person at the Annual General Meeting.

What will happen if I do not vote my shares?

•   Shareholders of Record. If you are the shareholder of record of your shares and you do not vote in person at the Annual General Meeting, or by proxy via the Internet, by telephone, or by mail, your shares will not be voted at the Annual General Meeting.

•   Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange (“NYSE”), your broker or nominee has discretion to vote your shares on routine matters, such as Proposal 4, but does not have discretion to vote your shares on non-routine matters, such as Proposals 1, 2 and 3. Therefore, if you do not instruct your broker as to how to vote your shares on Proposals 1, 2 or 3, this would be a “broker non-vote,” and your shares would not be counted as having been voted on the applicable proposal. We therefore strongly encourage you to instruct your broker or nominee on how you wish to vote your shares.

What is the effect of a broker non-vote or abstention?	Under NYSE rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on a limited number of routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual General Meeting. A “broker non-vote” occurs when a broker or other nominee does not receive such voting instructions and does not have the discretion to vote the shares. Pursuant to Bermuda law, broker non-votes and abstentions are not included in the determination of the common shares voting on such matter, but are counted for quorum purposes.

What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?

•   Shareholders of Record. If you are a shareholder of record and you submit a proxy, but you do not provide voting instructions, all of your shares will be voted FOR Proposals 1, 2, 3 and 4.

•   Beneficial Owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under NYSE rules, brokers and other nominees have the discretion to vote on routine matters, such as Proposal 4, but do not have discretion to vote on non-routine matters, such as Proposals 1, 2 and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 4 and any other routine matters properly presented for a vote at the Annual General Meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?	It means you own Invesco common shares in more than one account, such as individually and jointly with your spouse. Please vote all of your common shares. Beneficial owners sharing an address who are receiving multiple copies of the Notice or the proxy materials may contact their broker, bank or other nominee to request that only a single copy of such document(s) be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, your broker, bank or other nominee may deliver only one copy of the Notice or the proxy materials to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the beneficial owners. Invesco will deliver promptly, upon request, a separate copy of the Notice or other proxy materials to a shareholder at a shared address to which a single copy of such document(s) was delivered. Shareholders who wish to receive a separate written copy of such documents, now or in the future, should submit their request to our Secretary via e-mail to: company.secretary@invesco.com or by writing Invesco Ltd., Attn: Office of the Secretary, 1555 Peachtree Street N.E., Atlanta, Georgia 30309.

What is a quorum?	A quorum is necessary to hold a valid meeting. The presence, in person, of two or more persons representing, in person or by proxy, more than fifty percent (50%) of the issued and outstanding common shares entitled to vote at the meeting as of the Record Date constitutes a quorum for the conduct of business.

What vote is required in order to approve each proposal?	For each proposal, the affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting is required. Under our Bye-Laws, a majority of the votes cast means the number of shares voted “for” a proposal must exceed 50% of the votes cast with respect to such proposal. Votes “cast” include only votes cast with respect to shares present in person or represented by proxy and excludes broker non-votes and abstentions.

How will voting on any other business be conducted?	Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the persons named as proxies will vote on the matter in their discretion.

What happens if the Annual General Meeting is adjourned or postponed?	Your proxy will still be effective and will be voted at the rescheduled Annual General Meeting. You will still be able to change or revoke your proxy until it is voted.

Who will count the votes?	A representative of Computershare, our transfer agent, will act as the inspector of election and will tabulate the votes.

How can I find the results of the Annual General Meeting?	Preliminary results will be announced at the Annual General Meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four (4) business days after the Annual General Meeting.

Who is paying for the costs of this proxy solicitation?	We will bear the expense of soliciting proxies. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $30,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Invesco personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

GENERAL

Our Board of Directors currently has ten directors. The Board of Directors is divided into three classes. The Class I directors are serving a term of office expiring at the annual general meeting of shareholders in 2014, the Class II directors are serving a term of office expiring at the annual general meeting of shareholders in 2015, and the Class III directors are serving a term of office expiring at the annual general meeting of shareholders in 2013. At each annual general meeting of shareholders, successors to the class of directors whose term expires at such annual general meeting will be elected for a three-year term. A director holds office until the annual general meeting of shareholders for the year in which his or her term expires, and until such director’s successor has been duly elected and qualified or until such director is removed from office under our Bye-Laws or such director’s office is otherwise earlier vacated. Following the resignation of a Class III director in February 2013, the Board by resolution reduced its size to ten members.

The Board has nominated Joseph R. Canion, Edward P. Lawrence and Phoebe A. Wood for election as directors of the company for a term ending at the 2016 annual general meeting. Messrs. Canion and Lawrence, and Ms. Wood are current directors of the company. Each nominee has indicated to the company that he or she would serve if elected. We do not anticipate that Messrs. Canion, Lawrence or Ms. Wood would be unable to stand for election, but if that were to happen, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate.

Under our Bye-Laws, at any general meeting held for the purpose of electing directors at which a quorum is present, each director nominee receiving a majority of the votes cast at the meeting will be elected as a director. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the meeting, the director is required under our Bye-Laws to submit his or her resignation as a director. Our Nomination and Corporate Governance Committee would then make a recommendation to the full Board on whether to accept or reject the resignation. If the resignation is not accepted by the Board, the director will continue to serve until the next annual general meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If the director’s resignation is accepted by the Board, then the Board may fill the vacancy. However, if the number of nominees exceeds the number of positions available for the election of directors, the directors so elected shall be those nominees who have received the greatest number of votes and at least a majority of the votes cast in person or by proxy.

For a director to be considered independent, the Board must affirmatively determine that the director does not have any material relationship with the company either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. Such determinations are made and disclosed pursuant to applicable NYSE or other rules. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. In accordance with the rules of the NYSE, the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following directors are independent and do not have a material relationship with the company: Rex D. Adams, Sir John Banham, Joseph R. Canion, C. Robert Henrikson, Ben F. Johnson, III, Denis Kessler, Edward P. Lawrence, J. Thomas Presby and Phoebe A. Wood.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE DIRECTOR NOMINEES. The voting requirements for this proposal are described above and in the “Questions and Answers About Voting Your Common Shares” section.

INFORMATION ABOUT DIRECTOR NOMINEES AND DIRECTORS CONTINUING IN OFFICE

Listed below are the names, ages as of April 1, 2013, and principal occupations for the past five years of the director nominees and directors continuing in office.

Nominees for re-election to the Board of Directors for a three year term expiring in 2016

Joseph R. Canion (68) Non-Executive Director

Joseph Canion has served as a non-executive director of our company since 1997 and was a director of a predecessor constituent company (AIM Investments) from 1993 to 1997, when Invesco acquired that entity. Mr. Canion has been a leading figure in the technology industry after co-founding Compaq Computer Corporation in 1982 and serving as its chief executive officer from 1982 to 1991. He also founded Insource Technology Group in 1992 and served as its chairman until September 2006. Mr. Canion received a B.S. and M.S. in electrical engineering from the University of Houston. He is on the board of directors of ChaCha Search, Inc. and is an advisory director of Encore Health Resources and Dynamics, Inc. From 2008 to 2011 he was a member of the board of Auditude.

Edward P. Lawrence (71) Non-Executive Director

Edward Lawrence has served as a non-executive director of our company since October 2004. He was a partner of Ropes & Gray, a Boston law firm, from 1976 to December 2007. He currently is a retired partner of Ropes & Gray and a member of the investment committee of the firm’s trust department. Mr. Lawrence is a graduate of Harvard College and earned a J.D. from Columbia University Law School. He is chairman of Partners Health Care System, Inc. and chairman of Dana-Farber Partners Cancer Center. From 1995 to 2011 he was a trustee (and chairman from 1999 to 2008) of the Board of the Massachusetts General Hospital and was a trustee of McLean Hospital in Belmont, Massachusetts from 2000 to 2011.

Phoebe A. Wood (59) Non-Executive Director

Phoebe Wood has served as a non-executive director of our company since January 2010. She is currently a principal at CompaniesWood and served as Vice Chairman, Chief Financial Officer and in other capacities at Brown-Forman Corporation from 2001 until her retirement in 2008. Prior to Brown-Forman, Ms. Wood was Vice President, Chief Financial Officer and a Director of Propel Corporation (a subsidiary of Motorola) from 2000 to 2001. Previously, Ms. Wood served in various capacities during her tenure at Atlantic Richfield Company (ARCO) from 1976 to 2000. Ms. Wood currently serves on the Boards of Directors of Leggett & Platt, Incorporated (audit and compensation committees), Coca-Cola Enterprises Inc. (audit and affiliated transaction committees), as well as on the boards of trustees for the University of Louisville, the Gheens Foundation and the American Printing House for the Blind. From 2001 to 2011 Ms. Wood was a member of the board of trustees for Smith College. Ms. Wood received her A.B. degree from Smith College and her M.B.A. from University of California Los Angeles.

Directors Continuing in Office — Terms Expiring in 2014

Rex D. Adams (72) Chairman and Non-Executive Director

Rex Adams became chairman of the company on April 27, 2006. He has served as a non-executive director of our company since November 2001 and as chairman of the Nomination and Corporate Governance Committee since January 2007. Mr. Adams was dean of the Fuqua School of Business at Duke University from 1996 to 2001 following a 30-year career with Mobil Corporation. He joined Mobil International in London in 1965 and served as vice president of administration for Mobil Corporation from 1988 to 1996. Mr. Adams was previously a director and member of the audit committee at Vintage Petroleum. Mr. Adams received a B.A. from Duke University. He was selected as a Rhodes Scholar in 1962 and studied at Merton College, Oxford University. Mr. Adams serves on the Board of Directors of Alleghany Corporation and formerly served as chairman of the Public Broadcasting Service (PBS) and a trustee of Duke University.

Sir John Banham (72) Non-Executive Director

Sir John Banham has served as a non-executive director of our company since 1999 and as chairman of the Compensation Committee since January 2007. Sir John was director general of the Confederation of British Industry from 1987 to 1992, a director of National Power and National Westminster Bank from 1992 to 1998, chairman of Tarmac PLC from 1994 to 2000, chairman of Kingfisher PLC from 1995 to 2001, chairman of Whitbread PLC from 2000 to 2005, chairman of Geest plc from 2002 to 2005 and chairman of Spacelabs Healthcare Inc. from 2005 to 2008. He was the chairman of Johnson Matthey plc from 2006 to 2011. He is currently chairman of Sultan Scientific Limited and of the UK Future Homes Commission, and an independent director of Cyclacel Pharmaceuticals Inc. Sir John is a graduate of Cambridge University and has been awarded honorary doctorates by four leading U.K. universities.

Denis Kessler (61) Non-Executive Director

Denis Kessler has served as a non-executive director of our company since March 2002. A noted economist, Mr. Kessler is chairman and chief executive officer of SCOR SE. He is chairman of the Boards of Directors of SCOR GLOBAL LIFE SE and SCOR GLOBAL P&C SE, chairman of the Supervisory Board of SCOR GLOBAL INVESTMENTS SE and serves as a member of the Boards of Directors of BNP Paribas SA, Bollore, Dassault Aviation and Fonds Strategique d’Investissement. He is member of the Supervisory Board of Yam Invest N.V. Mr. Kessler received a diplôme from the Paris Business School (HEC) and Doctorat d’Etat in economics from the University of Paris.

Directors Continuing in Office — Terms Expiring in 2015

Martin L. Flanagan, CFA, CPA (52) President and Chief Executive Officer of Invesco Ltd.

Martin Flanagan has been a director and president and chief executive officer of Invesco since August 2005. He is also a trustee and vice-chairman of the Invesco Family of Funds. Mr. Flanagan joined Invesco from Franklin Resources, Inc., where he was president and co-chief executive officer from January 2004 to July 2005. Previously he had been Franklin’s co-president from May 2003 to January 2004, chief operating officer and chief financial officer from November 1999 to May 2003, and senior vice president and chief financial officer from 1993 until November 1999. Mr. Flanagan served as director, executive vice president and chief operating officer of Templeton, Galbraith & Hansberger, Ltd. before its acquisition by Franklin in 1992. Before joining Templeton in 1983, he worked with Arthur Andersen & Co. Mr. Flanagan received a B.A. and BBA from Southern Methodist University (SMU). He is a CFA charterholder and a certified public accountant. He serves on the Board of Governors and as a member of the Executive Committee for the Investment Company Institute, and is a former chairman. He also serves as a member of the executive board at the SMU Cox School of Business and a member of various civic organizations in Atlanta.

C. Robert Henrikson (65) Non-Executive Director

Robert Henrikson has served as a non-executive director of our company since January 2012. Mr. Henrikson was president and chief executive officer of MetLife, Inc. and Metropolitan Life Insurance Company from March 2006 through May 2011, and he served as a director of MetLife, Inc. from April 2005, and as chairman from April 2006, through December 31, 2011. During his more than 39-year career with MetLife, Inc., Mr. Henrikson held a number of senior positions in that company’s individual, group and pension businesses. In July 2010,

Mr. Henrikson was appointed by President Barack Obama to the President’s Export Council, the principal national advisory committee on international trade. Mr. Henrikson is a former chairman of the American Council of Life Insurers, a former chairman of the Financial Services Forum, a director emeritus of the American Benefits Council, chairman of the board of the Wharton School’s S.S. Huebner Foundation for Insurance Education, and a trustee of the American Museum of Natural History. He also serves on the Board of Trustees of Emory University and the boards of directors of The New York Philharmonic, The New York Botanical Garden, and the Partnership for New York City. Mr. Henrikson received a bachelor’s degree from the University of Pennsylvania and a law degree from Emory University School of Law. In addition, he is a graduate of the Wharton School’s Advanced Management Program.

Ben F. Johnson, III (69) Non-Executive Director

Ben Johnson has served as a non-executive director of our company since January 2009. Mr. Johnson served as the managing partner at Alston & Bird LLP from 1997 to 2008. He was named a partner at Alston & Bird in 1976, having joined the firm in 1971. He received his B.A. degree from Emory University and his J.D. degree from Harvard Law School. He serves as Chair of the Board of Trustees of Emory University and Atlanta’s Woodward Academy and is the immediate past chair of the Atlanta Symphony Orchestra. Mr. Johnson also serves as a Trustee of The Carter Center and the Charles Loridans Foundation. He is chair and a non-executive director of Summit Industries, Inc.

J. Thomas Presby, CPA (73) Non-Executive Director

Thomas Presby has served as a non-executive director of our company since November 2005 and as chairman of the Audit Committee since April 2006. Over a period of thirty years as a partner in Deloitte, he held many positions in the United States and abroad, including Global Deputy Chairman and Chief Operating Officer. Currently he is a director of the following other public companies where he also chairs the audit committees: First Solar, Inc., World Fuel Services Corp. and ExamWorks Group Inc. From 2003 to 2009, Mr. Presby was a director of Turbochef Technologies, Inc., from 2005 to 2011 he was a director of American Eagle Outfitters, Inc., and from 2003 to 2012 he was a director of Tiffany & Co. He is a board member of the New York chapter of the National Association of Corporate Directors and a trustee of Montclair State University (N.J.). He previously served as a trustee of Rutgers University and as a director and chairman of the audit committee of The German Marshall Fund of the USA. He received a B.S. in electrical engineering from Rutgers University and an MBA degree from the Carnegie Mellon University Graduate School of Business. Mr. Presby is a certified public accountant in New York and Ohio and a holder of the NACD Certificate of Director Education. He was named by the NACD as one of the “Top 100” directors of 2011.

Director and Nominee Qualifications to Serve on our Board

As described in greater detail below, the Board believes that there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position as a director. (See below under the caption “THE NOMINATION AND CORPORATE GOVERNANCE COMMITTEE.”) The Board believes that, consistent with these requirements, each member of our Board displays a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our company, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of the company and its shareholders and a dedication to enhancing shareholder value. The Board does not consider individual directors to be responsible for particular areas of the Board’s focus or specific categories of issues that may come before it. Rather, the Board seeks to assemble a group of directors that, as a whole, represents a mix of experiences and skills that allows appropriate deliberation on all issues that the Board might be likely to consider. Set forth below is a brief description of the particular experience or skills of each director that led the Board to conclude that such person should serve as a director in light of our business and structure.

Rex D. Adams — Rex Adams has broad international experience in senior management of one of the world’s largest public companies, as well as substantial insight on a variety of business management issues from an academic perspective. His nearly decade of service on our Board has given him a deep understanding of the variety of issues encountered by investment management companies throughout the business cycle.

Sir John Banham — Sir John Banham brings to the Board a very broad appreciation for international business issues garnered over an extraordinary career in a variety of industries, including financial services. From 2006 to 2011 he was chairman of a successful global manufacturing company. As past director general of the Confederation of British Industry, he represented the views of British business to relevant governments and regulators. Sir John’s experience across a substantial spectrum of industries and companies within the United Kingdom gives him unique insight into the needs of our business in one of Invesco’s most significant and successful markets.

Denis Kessler — Denis Kessler’s experience as an economist and chief executive of a major global reinsurance company have combined to give him valuable insight into both the investment management industry’s macro-economic positioning over the long term as well as our company’s particular challenges within that industry. Further, his experience as a director of a variety of international public companies in several industries has enabled him to provide effective counsel to our board on many issues of concern to our management.

Martin L. Flanagan — Martin Flanagan has spent nearly 30 years in the investment management industry, including roles as an investment professional and a series of executive management positions in business integration, strategic planning, investment operations, shareholder services and finance, with over seven years spent as a CEO. Mr. Flanagan also obtained extensive financial accounting experience with a major international accounting firm. He also is a Chartered Financial Analyst. Through his decades of involvement, including as past chairman of our industry’s principal trade association, the Investment Company Institute, he has amassed a broad understanding of the larger context of investment management that has guided the Board during many critical junctures.

C. Robert Henrikson — Robert Henrikson’s nearly 40 years of experience in the financial services industry, which includes diverse positions of increasing responsibility leading to his role as chief executive officer of MetLife, Inc., have provided him with an in-depth understanding of our industry.

Ben F. Johnson, III — Ben Johnson brings to the Board more than a decade of experience leading one of the largest law firms in Atlanta, Georgia, where Invesco was founded and grew to prominence. His career as one of the region’s leading business litigators has given Mr. Johnson deep experience of the types of business and legal issues that are regularly faced by large public companies such as Invesco.

J. Thomas Presby — Thomas Presby has amassed considerable experience at the highest levels of finance and accounting, having served for three decades as a partner, as well as in positions of senior management (including chief operating officer), at one of the world’s largest accounting firms. In keeping with his experience, Mr. Presby has been sought by leading companies in a variety of industries to chair the audit committee, a role which he also fulfills for Invesco, where he is additionally recognized by the Board as one of our audit committee financial experts as defined under SEC rules.

Joseph R. Canion — Joseph Canion has extensive service as a board member within the investment management industry, having also served as a director of AIM Investments, a leading U.S. mutual fund manager, from 1991 through 1997 when Invesco acquired AIM. Mr. Canion additionally has notable experience as an entrepreneur, having co-founded a business that grew into a major international technology company. We believe that his experience guiding a company throughout the entirety of its business lifecycle has given him a wide-ranging understanding of the types of issues faced by private and public companies.

Edward P. Lawrence — Edward Lawrence has over thirty years’ experience as a corporate and business lawyer in a major Boston law firm, which has given him a very substantial understanding of the business issues facing large financial services companies such as Invesco. In particular, Mr. Lawrence specialized in issues arising under the Investment Company Act of 1940 and the Investment Advisers Act of 1940 which provide the Federal legal framework for the company’s U.S. investment management business. This background gives Mr. Lawrence an understanding of the potential legal ramifications of Board decisions which is particularly valuable to the Board’s functioning on many of the decisions it is called upon to take. As a member of his law firm’s trust investment practice and as member of investment committees of numerous entities, he also has had frequent interaction with investment advisers located throughout the country, giving him an opportunity to view a wide range of investment styles and practices.

Phoebe A. Wood — Phoebe Wood has extensive experience as both a director and a member of senior financial management of public companies in a variety of industries. Her significant accounting, financial, and business expertise have made her a particularly valuable addition to our directors’ mix of skills, and she has been designated as one of our audit committee’s financial experts, as defined under SEC rules.

INFORMATION ABOUT THE EXECUTIVE OFFICERS OF THE COMPANY

In addition to Martin Flanagan, whose information is set forth above, the following is a list of individuals serving as executive officers of the company as of the date of this Proxy Statement. All company executive officers are elected annually by the Board and serve at the discretion of the Board or Chief Executive Officer.

G. Mark Armour (59) Senior Managing Director and Head of EMEA

Mark Armour has served as head of EMEA (which includes the UK, continental Europe and the Middle East) since February 2013. In addition, Mark serves as senior managing director and head of Invesco Institutional, a position he has held since January 2007. Previously, Mr. Armour served as head of sales and service for Invesco’s institutional operations. He was chief executive officer of Invesco Australia from September 2002 to July 2006. Prior to joining Invesco, Mr. Armour held significant leadership roles in the funds management business in both Australia and Hong Kong. He previously served as chief investment officer for ANZ Investments and spent almost 20 years with the National Mutual/AXA Australia Group, where he was chief executive, Funds Management, from 1998 to 2000. Mr. Armour received a bachelor of economics from La Trobe University in Melbourne, Australia.

Kevin M. Carome (56) Senior Managing Director and General Counsel

Kevin Carome has served as general counsel of our company since January 2006. Previously, he was senior vice president and general counsel of Invesco’s U.S. retail business from 2003 to 2005. Prior to joining Invesco, Mr. Carome worked with Liberty Financial Companies, Inc. (LFC) in Boston where he was senior vice president and general counsel from August 2000 through December 2001. He joined LFC in 1993 as associate general counsel and, from 1998 through 2000, was general counsel of certain of its investment management subsidiaries. Mr. Carome began his career as an associate at Ropes & Gray in Boston. He received two degrees, a B.S. in political science and a J.D., from Boston College. He is a trustee of the U.S. Powershares ETFs and a director of ICI Mutual Insurance Company, the investment management industry capital insurer.

Karen Dunn Kelley (52) Senior Managing Director, Investments

Karen Dunn Kelley has served as senior managing director, Investments, since 2011. Ms. Dunn Kelley joined Invesco in 1989 as a money market portfolio manager. In 1992, she was named chief money market and government officer. In April 2007, she was named head of Invesco’s newly combined fixed income and cash management teams. Ms. Dunn Kelley has been in the investment business since 1982 and began her career at

Drexel Burnham Lambert on the Fixed Income High Grade Retail Desk. Ms. Dunn Kelley graduated with a B.S. from Villanova University College of Commerce and Finance.

Andrew T. S. Lo (51) Senior Managing Director and Head of Invesco Asia Pacific

Andrew Lo has served as head of Invesco Asia Pacific since February 2001. He joined our company as managing director for Invesco Asia in 1994. Mr. Lo began his career as a credit analyst at Chase Manhattan Bank in 1984. He became vice president of the investment management group at Citicorp in 1988 and was managing director of Capital House Asia from 1990 to 1994. Mr. Lo was chairman of the Hong Kong Investment Funds Association from 1996 to 1997 and a member of the Council to the Stock Exchange of Hong Kong and the Advisory Committee to the Securities and Futures Commission in Hong Kong from 1997 to 2001. He received a B.S. and an MBA from Babson College in Wellesley, Massachusetts.

Colin D. Meadows (42) Senior Managing Director and Chief Administrative Officer

Colin Meadows has served as chief administrative officer of Invesco since May 2006 with responsibility for business strategy, human resources, and communications. In September 2008 he expanded his role with responsibilities for operations and technology. Mr. Meadows came to Invesco from GE Consumer Finance where he was senior vice president of business development and mergers and acquisitions. Prior to that role, he served as senior vice president of strategic planning and technology at Wells Fargo Bank. From 1996 to 2003, Mr. Meadows was an associate principal with McKinsey & Company, focusing on the financial services and venture capital industries, with an emphasis in the banking and asset management sectors. Mr. Meadows received a B.A. in economics and English literature from Andrews University and a J.D. from Harvard Law School.

Loren M. Starr (51) Senior Managing Director and Chief Financial Officer

Loren Starr has served as senior managing director and chief financial officer of our company since October 2005. His current responsibilities include finance, accounting, investor relations and corporate services. Previously, he served from 2001 to 2005 as senior vice president and chief financial officer of Janus Capital Group Inc., after working as head of corporate finance from 1998 to 2001 at Putnam Investments. Prior to these positions, Mr. Starr held senior corporate finance roles with Lehman Brothers and Morgan Stanley & Co. He received a B.A. in chemistry and B.S. in industrial engineering, from Columbia University, as well as an MBA, also from Columbia, and an M.S. in operations research from Carnegie Mellon University. Mr. Starr is a certified treasury professional. He is a past chairman of the Association for Financial Professionals, and he currently serves on the boards of Georgia Leadership Institute for School Improvement (GLISI) and the Georgia Council for Economic Education (GCEE).

Philip A. Taylor (58) Senior Managing Director and Head of the Americas

Philip Taylor became head of Invesco’s Americas business in 2012. He had previously served as head of Invesco’s North American Retail business since 2006. He joined Invesco Canada in 1999 as senior vice president of operations and client services, and later became executive vice president and chief operating officer. He was named chief executive officer of Invesco Canada in 2002. Prior to joining Invesco, Mr. Taylor was president of Canadian retail broker Investors Group Securities, and co-founder and managing partner of Meridian Securities, an execution and clearing broker. He held various management positions with Royal Trust, now part of Royal Bank of Canada. Mr. Taylor began his career in consumer brand management in the U.S. and Canada with Richardson-Vicks, now part of Procter & Gamble. He received a Bachelor of Commerce (honours) degree from Carleton University and an M.B.A. from the Schulich School of Business at York University. Mr. Taylor is a member of the dean’s advisory council of the Schulich School of Business. He serves on the board of overseers for the Curtis Institute of Music and on the board of the Royal Conservatory of Music.

CORPORATE GOVERNANCE

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines (“Guidelines”) and Terms of Reference for our chairman and chief executive officer, each of which is available in the corporate governance section of the company’s Web site at www.invesco.com (the “company’s Web site”). The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other matters, the composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation and performance evaluation of the Board.

Board Leadership Structure. As described in the Guidelines, the company’s business is conducted day-to-day by its officers, managers and employees, under the direction of the chief executive officer and the oversight of the Board, to enhance the long-term value of the company for its shareholders. The Board is elected by the shareholders to oversee our management team and to assure that the long-term interests of the shareholders are being served. In light of these differences in the fundamental roles of the Board and management, the company has chosen to separate the chief executive officer and Board chairman positions. The separation of these roles: (i) allows the Board to more effectively monitor and objectively evaluate the performance of the chief executive officer, such that the chief executive officer is more likely to be held accountable for his performance, (ii) allows the non-executive chairman to control the Board’s agenda and information flow, and (iii) creates an atmosphere in which other directors are more likely to challenge the chief executive officer and other members of our senior management team. For these reasons, the company believes that this board leadership structure is currently the most appropriate structure for the company. Nevertheless, the Board may reassess the appropriateness of the existing structure at any time, including following changes in board composition, in management, or in the character of the company’s business and operations.

Code of Conduct and Directors’ Code of Conduct. As part of our ethics and compliance program, our Board has approved a code of ethics (the “Code of Conduct”) that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, as well as to our other officers and employees. The Code of Conduct is posted on our company’s Web site. In addition, we have adopted a separate Directors’ Code of Conduct that applies to all members of the Board. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct for our directors and executive officers by posting such information on our Web site. The company maintains a compliance reporting line, where employees and individuals outside the company can anonymously submit a complaint or concern regarding compliance with applicable laws, rules or regulations, the Code of Conduct, as well as accounting, auditing, ethical or other concerns.

Board’s Role in Risk Oversight. The Board has principal responsibility for oversight of the company’s risk management processes and for understanding the overall risk profile of the company. Though Board committees routinely address specific risks and risk processes within their purview, the Board has not delegated primary risk oversight responsibility to a committee.

Our risk management framework provides the basis for consistent and meaningful risk dialogue up, down and across the company. Our Global Performance Measurement and Risk group assesses core investment risks. Our Corporate Risk Management Committee assesses strategic, operational and all other business risks. A network of business unit, functional and geographic risk management committees under the auspices of the Corporate Risk Management Committee maintains an ongoing risk assessment process that provides a bottom-up perspective on the specific risk areas existing in various domains of our business.

At each Board meeting, the Board reviews and discusses with senior management information pertaining to risk provided by the Investment Performance Measurement and Risk group and the Corporate Risk Management Committee. In these sessions senior management reviews and discusses with the Board the most significant risks facing the company. The Board has also reviewed and approved risk tolerance guidelines. By receiving these regular reports, the Board maintains a practical understanding of the risk philosophy and risk tolerance of the company. Through this regular and consistent risk communication, the Board has reasonable assurance that all material risks of the company are being addressed and that the company is propagating a risk-aware culture in which effective risk management is built into the fabric of the business.

The Board, with the assistance of the Compensation Committee, has evaluated our compensation policies and practices for all employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we undertook the following process to evaluate our compensation policies and practices:

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A working group comprised of representatives from our risk management, human resources, and legal departments was established to review the potential risks associated with Invesco’s compensation policies and practices. The group first created a framework for the risk assessment that incorporated certain focus areas (e.g., performance measures, measurement period, etc.) that we had identified through internal and external sources.

•

Members of the group then reviewed each of Invesco’s compensation plans (formulaic bonus payment plans for investment professionals, equity-based plans, and sales commission plans), applying the established framework. Each item was assessed and classified as “low risk potential,” “medium risk potential” or “high risk potential.”

•

After reviewing each item and the cumulative assessment for each plan, the working group determined to recommend to Invesco’s Compensation Committee its conclusion that none of our compensation policies or practices were reasonably likely to have a material adverse effect on the Company.

•	These results were summarized and presented to the Compensation Committee, which in turn recommended this finding to the Board.

•

The Board reviewed the recommendation of the Compensation Committee and concluded that none of Invesco’s compensation policies or practices were reasonably likely to have a material adverse effect on the Company.

The Audit Committee routinely receives reports from the control functions of finance, legal and compliance and internal audit. The Head of Internal Audit reports to the Chairman of the Audit Committee. The Audit Committee oversees the internal audit function’s planning and resource allocation in a manner designed to ensure testing of controls and other Internal Audit activities are appropriately prioritized in a risk-based manner. The Audit Committee also seeks to assure that appropriate risk-based inputs from management and internal audit are communicated to the company’s independent public auditors.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

BOARD MEETINGS AND ANNUAL GENERAL MEETING OF SHAREHOLDERS

During the calendar year ended December 31, 2012, the Board held nine meetings (not including committee meetings). Each director attended at least seventy-five percent (75%) of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served during 2012. The Board does not have a formal policy regarding Board member attendance at shareholder meetings. All of our directors attended the 2012 annual general meeting. The non-executive directors (those directors who are not officers or employees of the company) meet in executive session at least once per year during a regularly scheduled Board meeting without management. Rex D. Adams, a non-executive and independent director, presides at the executive sessions of the non-executive directors.

COMMITTEE MEMBERSHIP AND MEETINGS

The current committees of the Board are the Audit Committee, the Compensation Committee and the Nomination and Corporate Governance Committee. The table below provides current membership information.

	Audit	Compensation	Nomination and Corporate Governance
Rex D. Adams	—	M	C
Sir John Banham	M	C	M
Joseph R. Canion	—	—	M
Martin L. Flanagan	—	—	—
C. Robert Henrikson	M	M	M
Ben F. Johnson, III	M	M	M
Denis Kessler	M	M	M
Edward P. Lawrence	M	M	M
J. Thomas Presby	C	—	M
Phoebe A. Wood	M	M	M

M — Member

C — Chairman

Below is a description of each committee of the Board. The Board has affirmatively determined that each committee consists entirely of independent directors pursuant to rules established by the NYSE and rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE AUDIT COMMITTEE

The Audit Committee is chaired by Mr. Presby and consists additionally of Messrs. Banham, Henrikson, Johnson, Kessler and Lawrence and Ms. Wood. The committee met fifteen times during 2012. (The frequency of the committee’s meetings is due to its practice of separately considering certain matters, such as dividend declaration and pre-filing review of quarterly reports, among others, in order to devote ample time for discussion and consideration. In addition, in 2012 the committee held two special meetings devoted to an RFP process for the role of the company’s independent auditor.) Under its charter, the committee:

•	is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules and is also “financially literate,” as defined under NYSE rules,

•	members are appointed and removed by the Board,

•	is required to meet at least quarterly,

•	periodically meets with the head of Internal Audit and the independent auditor in separate executive sessions without members of senior management present,

•	has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties, and

•	reports to the Board regularly.

The committee’s charter is available on the company’s Web site. The charter sets forth the committee’s responsibilities, which include:

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assisting the Board in fulfilling its responsibility to oversee the company’s financial reporting, auditing and internal control activities, including the integrity of the company’s financial statements,

•	compliance with legal and regulatory requirements,

•	evaluating the independent auditor’s qualifications and independence and the performance of the company’s internal audit function and independent auditor,

•

making recommendations to the shareholders regarding the appointment of the independent auditor and for pre-approval of its engagement to provide any audit or permitted non-audit services under agreed policies and procedures,

•	establishing hiring policies for current or former employees of its independent auditor,

•	annually reviewing the independent auditor’s report and evaluating its qualifications, performance and independence,

•	monitoring and reviewing the effectiveness of the company’s internal audit function,

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reviewing and discussing with management and the independent auditor (i) the company’s audited financial statements and related disclosures, (ii) its earnings press releases and periodic filings, (iii) its critical accounting policies, (iv) the quality and adequacy of its internal controls over financial reporting, disclosure controls and procedures, and accounting procedures, and (v) any audit problems or difficulties,

•	assisting the Board in overseeing the company’s legal and regulatory compliance, and

•	preparing the annual report of the Audit Committee presented in the company’s proxy statement.

The committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy provides that, before the company engages the independent auditor to render any service, the engagement must either be specifically approved by the Audit Committee or fall into one of the defined categories that have been pre-approved. (See the section of this Proxy Statement below entitled “PRE-APPROVAL PROCESS AND POLICY.”)

The Board has determined that all committee members are financially literate under the NYSE listing standards. The Board has further determined that each of Mr. Presby and Ms. Wood qualifies as an “audit committee financial expert” (as defined under the SEC’s rules and regulations), that each has “accounting or related financial management expertise” and that each is “independent” of the company under SEC rules and the NYSE listing rules. The Board has also determined that Mr. Presby’s service on the audit committees of more than three public companies does not impair his ability to effectively serve on the Audit Committee.

THE COMPENSATION COMMITTEE

The Compensation Committee is chaired by Sir John Banham and consists additionally of Messrs. Adams, Henrikson, Johnson, Kessler, Lawrence and Ms. Wood. The committee met five times during 2012. Under its charter, the committee:

•	is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules,

•	members are appointed and removed by the Board,

•	is required to meet at least quarterly, and

•	has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties, including any compensation consulting firm.

The committee’s charter is available on the company’s Web site. The charter sets forth the committee’s responsibilities, which include:

•

annually overseeing the establishment of goals and objectives related to the chief executive officer’s compensation, evaluating the performance of the chief executive officer and determining the amount of his compensation,

•	reviewing and making recommendations to the Board concerning the company’s overall compensation philosophy,

•	annually approving the compensation structure for, and reviewing and approving the compensation of, senior officers, and overseeing the annual process for evaluating their performance,

•	overseeing the administration of the company’s equity-based and other incentive compensation plans,

•	assisting the Board with executive succession planning,

•	determining the compensation, including deferred compensation arrangements, for the company’s non-executive directors,

•	preparing the annual report on executive officer compensation for the company’s proxy statement,

•	reviewing and discussing with management the proposed Compensation Discussion and Analysis disclosure, and

•	determining whether to recommend the Compensation Discussion and Analysis disclosure to the Board for inclusion in the company’s proxy statement.

Each year the committee engages a third-party compensation consultant to provide an analysis of, and counsel on, the company’s executive compensation program and practices. The nature and scope of the consultant’s assignment is set by the committee. The committee currently engages Johnson Associates, Inc. (“Johnson Associates”) as its third-party consultant for this review. For a more detailed discussion of the determination of executive compensation and the role of the third-party compensation consultant, please see the section of this Proxy Statement below entitled “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis.”

The committee meets at least annually to review and determine the compensation of the company’s non-executive directors. In reviewing and determining non-executive director compensation, the Committee considers, among other things, the following policies and principles:

•

that the compensation should fairly pay the non-executive directors for the work, time commitment and efforts required by directors of an organization of the company’s size and scope of business activities, including service on Board committees;

•	that a component of the compensation should be designed to align the non-executive directors’ interests with the long-term interests of the company’s shareholders; and

•	that non-executive directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.

As a part of its review, the committee periodically engages Johnson Associates as a third-party consultant to report on comparable non-executive director compensation practices and levels. No executive officer of the company is involved in determining or recommending non-executive director compensation levels. See the section of this Proxy Statement entitled “DIRECTOR COMPENSATION” below, for a more detailed discussion of compensation paid to the company’s directors during 2012.

THE NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

The Nomination and Corporate Governance Committee is chaired by Mr. Adams and consists additionally of Messrs. Banham, Canion, Henrikson, Johnson, Kessler, Lawrence, Presby and Ms. Wood. The committee met five times during 2012. Under its charter, the committee:

•	is comprised of at least three members of the Board, each of whom is “independent” of the company under the NYSE and SEC rules,

•	members are appointed and removed by the Board,

•	is required to meet at least quarterly, and

•	has the authority to retain independent advisors, at the company’s expense, whenever it deems appropriate to fulfill its duties.

The committee’s charter is available on the company’s Web site. The charter sets forth the committee’s responsibilities, which include:

•

establishing a policy setting forth the specific, minimum qualifications that the committee believes must be met by a nominee recommended for a position on the Board, and describing any specific qualities or skills that the committee believes are necessary for one or more of the directors to possess. Such qualifications include the requirements under NYSE and SEC rules, as well as consideration of the individual skills, experience and perspectives that will help create an effective Board,

•

establishing procedures for identifying and evaluating potential nominees for director and for recommending to the Board potential nominees for election. Candidates for election to the Board are considered in light of their background and experience using the extensive personal knowledge of current directors or through the recommendations of various advisors to the company, and

•	periodically reviewing and reassessing the adequacy of the Guidelines to determine whether any changes are appropriate and recommending any such changes to the Board for its approval.

The candidates proposed for election in Proposal No. 1 of this Proxy Statement were unanimously recommended by the committee to the Board.

The committee will consider candidates recommended for nomination to the Board by shareholders of the company. Shareholders may nominate candidates for election to the Board under Bermuda law and our Bye-Laws. Under our Bye-Laws, notice of such a proposal must generally be provided to the Company Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting. In addition, our Bye-Laws contain additional requirements applicable to any shareholder nomination, including a description of the information that must be included with any such proposal. For further information regarding deadlines for shareholder proposals, please see the section of this proxy statement below entitled “ADDITIONAL INFORMATION — Shareholder Proposals for the 2014 Annual General Meeting.” The manner in which the committee evaluates candidates recommended by shareholders would be generally the same as any other candidate. However, the committee would also seek and consider information concerning any relationship between a shareholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the shareholders. The committee would not evaluate a candidate recommended by a shareholder unless the shareholder’s proposal provides that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service as publicly disclosed by the company and to provide all of the information necessary to conduct an evaluation.

The committee believes there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position on the Board, including that such nominee:

•	be an individual of the highest integrity and have an inquiring mind, a willingness to ask hard questions and the ability to work well with others;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member; and

•	have the capacity and desire to represent the best interests of the shareholders as a whole.

In considering candidates for director nominee, the committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution that the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the Board balance of diversity of perspectives, backgrounds and experiences. While the committee routinely considers diversity as a part of its deliberations, it has no formal policy regarding diversity. With respect to current directors, the committee considers past participation in and contributions to the activities of the Board. The committee recommends director nominees to the Board based on its assessment of overall suitability to serve in accordance with the company’s policy regarding nominations and qualifications of directors.

DIRECTOR COMPENSATION

Directors who are Invesco employees do not receive compensation for their services as directors. The Compensation Committee annually reviews and determines the compensation paid to non-executive directors. Directors do not receive any meeting or attendance fees.

The Compensation Committee approved the following fee arrangements for non-executive directors for 2012, with each fee component to be paid in quarterly installments in arrears:

•	Basic Cash Fee — Non-executive directors (other than the Chairman of the Board) receive an annual basic fee paid in cash in the amount of $120,000.

•

Basic Shares Fee — Non-executive directors also receive an annual award of shares in the aggregate amount of $95,000. Each installment is paid on the second business day following the public announcement of the company’s quarterly earnings results. (By way of example, the payment for the fourth quarter is paid in the first quarter of the following year after publication of the earnings release for the fourth quarter.)

•	Chairman Fee — In lieu of the above basic cash fee, the Chairman of the Board receives an annual cash fee of $400,000.

•	Audit Committee Chairman — The chairman of the Audit Committee receives an additional annual cash fee of $50,000.

•

Compensation and Nomination and Corporate Governance Committee Chairmen — The chairman of the Compensation Committee and the chairman of the Nomination and Corporate Governance Committee each receive an additional annual cash fee of $15,000.

We also reimburse each of our non-executive directors for their travel expenses incurred in connection with attendance at Board of Directors and committee meetings.

The Compensation Committee determined in December 2012 that fees for non-executive directors will remain the same for 2013.

Stock Ownership Policy for Non-Executive Directors — All shares awarded to our non-executive directors are subject to the Non-Executive Director Stock Ownership Policy, which was adopted by the Board of Directors in December 2010. The policy generally requires each non-executive director to achieve an ownership level of at least 18,000 shares within seven years of the later of the effective date of the policy and the date of such director’s first appointment as a non-executive director. Until such ownership level is achieved, each non-executive director is required to continue to hold 100% of the shares received as compensation from the company prior to the policy’s effective date and to retain at least 50% of all shares received as compensation from the company following such date.

The following table shows as of December 31, 2012 the status of our non-executive directors meeting the requirements of the policy.

Name	Year Service Commenced	Total Shares Held (#)	Share Ownership Goal Met(1)
Rex D. Adams	2001	61,117	Ö
Sir John Banham	2007	27,836	Ö
Joseph R. Canion	1997	33,364	Ö
C. Robert Henrikson	2012	3,320
Ben F. Johnson, III	2009	15,342
Denis Kessler	2002	27,586	Ö
Edward P. Lawrence	2004	26,439	Ö
J. Thomas Presby	2005	19,062	Ö
Phoebe A. Wood	2010	12,037

(1)	Based on current compensation levels, it is anticipated that Messrs. Henrikson and Johnson and Ms. Wood will attain their share ownership goal within the time period prescribed by the policy.

Director Compensation Table for 2012

The following table sets forth the compensation paid to our non-executive directors for services during 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Share Awards ($)(2)	Total ($)
Rex D. Adams	415,000	94,969	509,969
Sir John Banham	135,000	94,969	229,969
Joseph R. Canion	120,000	94,969	214,969
C. Robert Henrikson	90,000	71,221	161,221
Ben F. Johnson, III	120,000	94,969	214,969
Denis Kessler	120,000	94,969	214,969
Edward P. Lawrence	120,000	94,969	214,969
J. Thomas Presby	170,000	94,969	264,969
Phoebe A. Wood	120,000	94,969	214,969

(1)	Includes the annual basic fee and, as applicable, Chairman of the Board fee and committee chairman fees.

(2)	Reflects the grant date fair value for each share award. Share awards are 100% vested as of the date of grant.

The following table presents the grant date fair value for each share award made to each non-executive director during 2012.

Name	Date of Grant 1/27/12 ($)	Date of Grant 4/27/12 ($)	Date of Grant 7/27/12 ($)	Date of Grant 11/2/12 ($)	Total Grant Date Fair Value ($)
Rex D. Adams	23,749	23,745	23,735	23,741	94,969
Sir John Banham	23,749	23,745	23,735	23,741	94,969
Joseph R. Canion	23,749	23,745	23,735	23,741	94,969
C. Robert Henrikson	—	23,745	23,735	23,741	71,221
Ben F. Johnson, III	23,749	23,745	23,735	23,741	94,969
Denis Kessler	23,749	23,745	23,735	23,741	94,969
Edward P. Lawrence	23,749	23,745	23,735	23,741	94,969
J. Thomas Presby	23,749	23,745	23,735	23,741	94,969
Phoebe A. Wood	23,749	23,745	23,735	23,741	94,969

The aggregate number of share awards outstanding as of December 31, 2012 for each of our non-executive directors was as follows:

Name	Shares Outstanding (#)	Deferred Shares Outstanding (#)	Total Share Awards Outstanding (#)
Rex D. Adams	26,507		26,507
Sir John Banham	26,439		26,439
Joseph R. Canion	26,439	5,925	32,364
C. Robert C. Henrickson	2,992		2,992
Ben F. Johnson III	15,342		15,342
Denis Kessler	26,486		26,486
Edward P. Lawrence	26,439		26,439
J. Thomas Presby	19,062		19,062
Phoebe A. Wood	11,561		11,561

(1)	For Mr. Canion, represents deferred shares awarded under our legacy Deferred Fees Share Plan.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table sets forth the common shares beneficially owned as of February 15, 2013 by each shareholder known to us to beneficially own more than five percent of the company’s outstanding common shares. The percentage of ownership indicated in the following table is based on 440,106,856 common shares outstanding as of February 15, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202	55,018,325(2)	12.5%
JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017	27,026,437(3)	6.1%
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	23,653,668(4)	5.4%

(1)	Except as described otherwise in the footnotes to this table, each beneficial owner in the table has sole voting and investment power with regard to the shares beneficially owned by such owner.

(2)	On February 12, 2013, T. Rowe Price Associates, Inc., on behalf of itself and certain of its affiliates (collectively, “ Price Associates”) filed a Schedule 13G/A with the SEC indicating that T. Rowe Price had sole voting power with respect to 16,759,224 common shares, and sole investment power with respect to 54,977,425 common shares, of Invesco. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	On February 5, 2013, JPMorgan Chase & Co. on behalf of itself and its wholly-owned subsidiaries (collectively, “JPMorgan Chase & Co.”) filed a Schedule 13G with the SEC indicating that they shared voting power with respect to 117,524 common shares, and shared investment power with respect to 228,426 common shares, of Invesco.

(4)	On February 4, 2013, BlackRock, Inc., on behalf of itself and certain of its affiliates (collectively, “BlackRock”) filed a Schedule 13G with the SEC indicating that BlackRock had sole voting and investment power with respect to 23,653,668 common shares of Invesco.

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the common shares beneficially owned as of February 15, 2013 by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table below, and (3) all current directors, director nominees and executive officers as a group. The percentage of ownership indicated in the following table is based on 440,106,856 of the company’s common shares outstanding on February 15, 2013.

Beneficial ownership reported in the below table has been determined according to SEC regulations and includes common shares that may be acquired within 60 days after February 15, 2013, upon the exercise of outstanding share options, but excludes deferred shares which are disclosed in a separate column. Unless otherwise indicated, all directors, director nominees and executive officers have sole voting and investment power with respect to the shares shown. No shares are pledged as security. As of February 15, 2013, no individual director, director nominee or named executive officer owned beneficially 1% or more of our common shares, and our directors, director nominees and executive officers as a group owned approximately 1.9% of our outstanding common shares.

	Common Shares Beneficially Owned
Name	Owned Shares	Share Options	Deferred Share Awards(1)	Total
Rex D. Adams	61,972	—	—	61,972
Sir John Banham	28,691	—	—	28,691
Joseph R. Canion	28,294	—	5,925	34,219
Martin L. Flanagan(2)	3,510,468	—	—	3,510,468
C. Robert Henrikson	4,175	—	—	4,175
Ben F. Johnson, III	16,197	—	—	16,197
Denis Kessler	28,441	—	—	28,441
Edward P. Lawrence	27,294	—	—	27,294
J. Thomas Presby(3)	19,917	—	—	19,917
Phoebe A. Wood(4)	12,893	—	—	12,893
G. Mark Armour	96,633	—	349,546	446,179
James I. Robertson(5)	913,930	50,000	149,137	1,113,067
Loren M. Starr	359,874	—	—	359,874
Philip A. Taylor	426,931	—	322,957	749,888
All Directors and Executive Officers as a Group (18 persons)	7,247,413	212,775	1,101,370	8,561,558

(1)	For Mr. Canion, represents deferred shares awarded under our legacy Deferred Fees Share Plan. For the named executive officers, represents Restricted Stock Units under the 2008 Global Equity Incentive Plan and 2011 Global Equity Incentive Plan, as applicable. None of the shares subject to such awards may be voted or transferred by the participant.

(2)	For Mr. Flanagan, includes 2,689,569 shares held in trust and 400 shares held by Mr. Flanagan’s spouse. Mr. Flanagan has shared voting and investment power with respect to these shares.

(3)	For Mr. Presby, includes 17,944 shares held in trust via a defined benefit account. Mr. Presby has sole voting and investment power with respect to these shares.

(4)	Ms. Wood has shared voting and investment power with respect to 64 shares.

(5)	For Mr. Robertson, includes 7,986 shares held in the Invesco 401(k) Plan. Mr. Robertson resigned from the Board of Directors and as an executive officer effective February 11, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Introduction

This section presents a discussion and analysis of the philosophy and objectives of our Board’s Compensation Committee (the “committee”) in designing and implementing compensation programs for our executive officers. In addition, this section describes and analyzes the 2012 compensation determinations relating to our chief executive officer, chief financial officer, and the next three most highly compensated executive officers (our “named executive officers” or “NEOs”) who for 2012 were:

Name	Title
Martin L. Flanagan	President and Chief Executive Officer
Loren M. Starr	Senior Managing Director and Chief Financial Officer
G. Mark Armour	Senior Managing Director and Head of EMEA
James I. Robertson	Former Senior Managing Director and Head of UK and Continental Europe[1]
Philip A. Taylor	Senior Managing Director and Head of the Americas

Invesco’s compensation programs, particularly our annual incentive pools, are tied to the achievement of our strategic and financial results and our success in serving our clients’ and shareholders’ interests. As further described below, despite continued global market volatility, Invesco performed well in 2012. By delivering strong investment performance to clients, long-term net flows to our business grew by $12.4 billion during the year. At the same time, adjusted operating income for 2012[2] fell 2.2% from the prior year as a result of our continued reinvestment in the business and a shift in client demand to products with lower-fee rates.

While our financial results were solid, and we continued to make substantial progress against our strategic objectives, the committee determined that our company-wide cash bonus pool should be decreased in light of the decrease in adjusted operating income. The committee also determined that the equity pool should remain generally unchanged from last year on an average per person basis, as an investment in the future of our business and to continue to tie the interests of our employees to the long- term interests of our shareholders.

Within these pools, the committee determined that compensation for our named executive officers should decrease in light of the decrease in the company-wide cash bonus pool and also based on changes in individual circumstances. Salaries were unchanged.

Despite the decrease in the company-wide cash bonus pools, Invesco’s total employee compensation expense increased by approximately 4.1% for 2012, as compared to 2011. The principal drivers for this change included an increase in deferred compensation partly resulting from the expensing of four (rather than three) equity award tranches, an increased use of deferred awards for employee retention, increases in sales commissions, increases in bonuses for certain investment teams linked to performance fee revenues and an increase in base salaries, partially offset by the reduction in annual cash bonuses, as compared to 2011. Further discussion of the changes in total employee compensation expense can be found below on page 31.

For more information regarding our incentive pools and how they are determined, see the caption “How Compensation is Determined for Our Executive Officers” below.

[1]	Mr. Robertson resigned from the Board of Directors and as an executive officer effective February 11, 2013.

[2]

Adjusted operating income is a non-GAAP financial measures. Please see pages 48 through 53 of our Annual Report on Form 10-K for fiscal 2012 for a presentation of, and reconciliation to, the most directly comparable GAAP measures.

Our Compensation Practices

Below we highlight certain executive compensation practices that align executive pay with performance, ensure good governance, and serve our shareholders’ long-term interests.

What We Do

Pay for performance. We tie pay to the performance of the company and the individual. The great majority of executive compensation is not guaranteed.

Strong emphasis on deferred compensation. Compensation for our executive officers is heavily weighted to deferred compensation (60-70%) and base salaries for our executive officers are limited to on average approximately 10% of their total annual compensation.

Performance-based long-term equity awards. 30% of long-term equity awards for executive officers is tied to the achievement of specified levels of adjusted operating margin or adjusted diluted earnings per share.[3] For more information regarding long-term equity awards made to our executive officers, including our named executive officers, see the caption “About Our Equity Awards” below.

Long vesting periods. Our equity awards generally vest in annual tranches over a four year period.

Linkage of incentive compensation pools to PCBOI. We have a history of disciplined decision-making over multiple years, including directly linking incentive compensation pools to a defined range of our pre-cash bonus operating income (“PCBOI”); thereby ensuring incentive compensation is paid only when we are generating operating income.

“Clawback” policy. In 2012, the committee adopted a “clawback” policy applicable to our executive officers’ performance-based long-term equity awards, as described in detail below, which permits the company to recover compensation in the event of fraudulent or willful misconduct.

Share ownership guidelines. We maintain robust share ownership guidelines for our executive officers, creating a further link between management interests, company performance and shareholder value. Shares must be held until share ownership guidelines are met. All of our executive officers have exceeded the ownership requirements.

“Double triggers.” We maintain the requirement of “double triggers” on the vesting of equity awards in the event of a change in control, meaning that an equity award holder must actually be terminated following the change in control before vesting will be accelerated.

Modest perquisites. We provide modest perquisites that provide a sound benefit to the company’s business.

Independent compensation committee consultant. Our independent compensation consultant, Johnson & Associates, Inc., is retained directly by the committee and performs no other services for the company.

What We Don’t Do

No dividends or dividend equivalents on unearned performance-based awards. No dividends or dividend equivalents are paid on performance-based awards during the vesting period. Rather, dividends are deferred and will be paid based on performance achieved, with no premiums.

[3]	Adjusted operating margin and adjusted diluted earnings per share are non-GAAP financial measures. Please see pages 48 through 53 of our Annual Report on Form 10-K for fiscal 2012 for a presentation of, and reconciliation to, the most directly comparable GAAP measures.

No gross ups. We do not generally provide excise tax “gross ups,” other than in the case of certain relocation expenses, consistent with our relocation policy.

No short selling or hedging. Our insider trading policy prohibits short selling, dealing in publicly-traded options and hedging or monetization transactions in our common shares.

No option re-pricing. Our equity incentive plans contain certain provisions prohibiting option re-pricing absent approval of our shareholders.

Results of 2012 Say-on-Pay Vote and Our Investor Outreach Program

At the 2012 Annual General Meeting of Shareholders, 96.43% of the votes cast were in favor of the advisory proposal to approve our NEO compensation, (the “Say-on-Pay” advisory proposal). Although we believe that the 2012 vote conveyed our shareholders’ strong support of the committee’s decisions and the existing executive compensation programs, during 2012, we continued to actively seek investor input to obtain ongoing feedback concerning our compensation programs. In 2012, we held meetings with a significant number of our largest shareholders. While all of the shareholders we spoke with agree on the importance of pay and performance alignment, there was no consensus among these shareholders on how alignment should be measured. These shareholders affirmed the importance of clear disclosure and transparency regarding the decision making process undertaken by the committee.

Based on this feedback the committee determined to continue our current compensation practices as described in this Compensation Discussion and Analysis.

2012 Financial Performance

Invesco continued to deliver strong, long-term investment performance to clients during 2012 while making further progress against our multi-year strategic objectives. Additionally, we continued to invest in our business and took advantage of opportunities to further strengthen our competitive and financial position.

Key measures of our 2012 financial performance are shown below.

	Measure[1]	2012 Actual Results	Change from 2011	2011 Actual Results	2010 Actual[2] Results
	Assets Under Management (“AUM”) as of December 31	$687.7B	+10.0%	$625.3B	$616.5B
	Adjusted Operating Income	$1,045.1M	-2.2%	$1,068.9M	$897.7M
	Adjusted Operating Margin	35.3%	-1.6 pts.	36.9%	35.6%
	Adjusted Diluted EPS	$1.71	+1.8%	$1.68	$1.38

	In addition, we returned $554 million of capital to our shareholders in 2012 in the form of dividends and share repurchases.

2012 Progress Against Our Strategic Objectives

Throughout the year, we continued to make substantial progress against our long-term strategic objectives. Significant achievements across all areas of our business further positioned us for growth and long-term success, including:

•   Achieve strong investment performance — Continued to build our investment culture while delivering strong investment performance to our clients, and leveraged our global Investors’ Forum to promote greater connectivity among our investors.

[1]

Adjusted operating income, adjusted operating margin and adjusted diluted earnings per share are non-GAAP financial measures. Please see pages 48 through 53 of our Annual Report on Form 10-K for fiscal 2012, for a presentation of, and reconciliation to, the most directly comparable GAAP measures.

[2]

The 2010 results include seven months of activity following the June 1, 2010 acquisition of the Morgan Stanley retail asset management business. Subsequent years’ results include a full year of activity for the acquired business.

•   Be instrumental in our clients’ success — Strengthened and deepened relationships with our clients, and enhanced our ability to better understand and meet client needs by expanding our broad range of capabilities in areas of significant investor demand.

•   Harness the power of our global platform — Further strengthened our global platform and implemented a number of continuous improvement initiatives across the firm to achieve greater efficiencies and cost effectiveness. Further leveraged our global workforce by expanding local roles and functions to work more effectively within regions and around the world.

•   Perpetuate a high-performance organization — Successfully implemented key organizational changes to better align us with future growth opportunities; increased collaboration across regions, and significantly reinvested in employee talent through additional focus on performance leadership and succession planning.

Summary of Named Executive Officer Compensation	Our chief executive officer’s total annual compensation for 2012 was reduced through
10% decrease in his cash bonus. While our financial results were strong in 2012, and we continued to make substantial progress against our strategic objectives, the committee reduced the CEO’s cash bonus in light of the decrease in the firm-wide cash bonus pool for 2012 on an average per person basis for management and staff, as compared to 2011.

Total annual compensation for 2012 for our other named executive officers ranged from flat to down significantly based on individual circumstances. For more information regarding annual compensation for each named executive officer, see the caption “2012 Named Executive Officer Compensation” below.

How Compensation is Determined for Our Executive Officers

The committee utilizes the following compensation principles in its decision-making process.

•     Our compensation programs are designed, structured and implemented at every level to align with our long-term strategic objectives. Specifically, we:

•     align incentive awards with client and shareholder success;

•     provide competitive compensation tied to strategic and financial results;

•     differentially reward high performers; and

•     provide an appropriate mix of cash and deferred compensation.

•     We recognize that our employees are critical to our success. We benefit from a stable management team which has guided our company through several years of global financial market uncertainty and volatility. As an investment management firm, one of our greatest assets is the skill and experience of our employees. It is critical that we are able to attract, retain and motivate talented professionals while aligning their incentives with the interests of our clients and shareholders. A significant portion of compensation of our portfolio managers is delivered through deferred compensation.

•     The dominant portion of an executive officer’s compensation should be variable, reflecting the company’s results on an annual basis and over multi-year periods. Share ownership by our executive officers, as well as linking the vesting of a portion of equity awards to targeted financial results, creates a clear tie between management interests, company performance and shareholder value.

In determining executive compensation, the committee reviews the executive compensation programs of our industry peer companies as well as other comparable investment management reference companies. Our industry peers (see box below) consist of companies in the S&P 500 and S&P 400 that are also in the Asset Management and Custody Bank sub-index, plus AllianceBernstein L.P., another global asset manager followed by industry analysts.

Information provided by the committee’s consultant. Johnson Associates advises the committee on director and executive officer compensation by, among other things:

•   providing the committee with certain information comparing the compensation of our executive officers to that of comparable positions at our industry peer companies and selected private companies or divisions of broader financial services firms;

•   adjusting compensation data for differences in company size and the scope of executive roles; and

•   providing guidance on market trends and environment within investment management industry.

The committee uses such data as reference material to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the committee’s compensation decisions for any particular executive officer. The committee does not target a particular percentile of the peer group with respect to total pay packages or any individual component of pay.

The company establishes two company-wide incentive pools (cash and deferred compensation) within established guidelines to ensure that compensation is aligned with our financial and strategic results. All 2012 awards, including NEO awards, were paid out of these award pools. As part of the committee’s oversight of compensation, the committee annually approves two company-wide award pools:

•   a cash bonus pool; and

•   a deferred compensation pool, to be utilized for annual stock deferral awards and long-term equity awards.

At regular intervals during the year, the Committee examines the company’s progress on multiple financial measures, including pre-cash bonus operating income (PCBOI), adjusted operating margin, assets under management and adjusted diluted earnings per share, as well as non-quantitative measures, such as the company’s progress toward achieving its strategic objectives. While each of these items is considered by the committee in determining the size of the two pools, the committee does not attempt to rank or assign relative weight to any factor but rather applies its judgment in considering them in their entirety.

The committee annually sets parameters, used consistently for many years, to guide the end-of-year decision-making process regarding incentive pool sizes. These parameters are expressed as a percentage of PCBOI. The committee uses a range of 34-48% of PCBOI, in the aggregate, in setting the company-wide incentive pools, though it maintains the flexibility to go outside either end of this range in circumstances that it deems exceptional. The range includes consideration of the cash bonus and deferred compensation pools, as well as sales commission plans, which plans are approved at the beginning of the year and are paid out throughout the year. Additionally, the range was determined based on historical data concerning the practices of our peer group as analyzed by Johnson Associates and based on data obtained from the McLagan and CaseyQuirk Performance Intelligence Study. Over the past five years, the aggregate incentive pools have averaged approximately 44% of PCBOI. Utilizing its judgment, and applying discretion based upon the company’s financial results and progress toward strategic objectives during 2012, the committee set the two company-wide award pools, including the commission plans, for 2012, in aggregate, at approximately 45% of PCBOI (compared to 42% of PCBOI for 2011). The increase in the percentage of PCBOI was largely driven by higher levels of sales commissions resulting from increased sales during 2012. The total incentive pools consisted of the cash bonus pool which decreased in light of the decrease in operating income, and an equity pool which remained generally unchanged from last year on an average per person basis, as an investment in the future of our business and to continue to tie the interests of our employees to the long-term interests of our shareholders.

Despite the decrease in the company-wide cash bonus pools, Invesco’s total employee compensation expense increased $51.5 million (4.1%) to $1,297.7 million in the year ended December 31, 2012 (year ended December 31, 2011: $1,246.2 million). After allowing for foreign exchange rate changes, the increase in employee compensation was $62.4 million. This includes an increase in deferred compensation of $36.1 million, of which approximately $18 million results from the impact of a previous change in our vesting service period from three to four years, which results in 2012 being the first year with four award tranches being expensed, as compared to three award tranches in previous years. The increase in deferred cash compensation also includes $8.1 million from the appreciation of the deferred liability as the return to the employee is linked to specific investments, typically the funds managed by the employee. The remaining increase in deferred compensation costs reflects the increased use of deferred awards in recent years for staff retention purposes. Other changes in employee compensation include an increase in sales commissions of $17.0 million, a $4.6 million increase in bonuses linked to performance fee revenues, $6.4 million increase in base salaries and a $4.1 million reduction in annual cash bonuses during the year ended December 31, 2012 when compared to the year ended December 31, 2011. Employee compensation expenses in 2012 included termination costs of $18.9 million.

Further discussion of the changes in employee compensation expense can be found in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for 2012.

For more information regarding the company’s financial results and our achievement of strategic objectives for 2012, see the captions “2012 Financial Performance” and “2012 Progress Against Our Strategic Objectives” above.

Based upon the above, the committee determines our named executive officers’ annual variable compensation, consisting of:

• an annual cash bonus, • annual stock deferral award, and • long-term equity award.

The committee also reviews the salary of each named executive officer. Consistent with the compensation principles described above, the committee designates the majority of NEO pay as variable compensation. For more information on the above-mentioned components of compensation, please see the table on page 39 entitled “Components of Executive Compensation and Their Purpose.”

The committee reviews the company’s financial performance and progress against our strategic objectives and each named executive officer’s specific goals and accomplishments in determining compensation. For more information regarding the goals and accomplishments of our named executive officers, see the caption “2012 Named Executive Officer Compensation” below.

The following chart shows the alignment of our NEO’s total annual compensation for the last five years with the year-over-year change in our adjusted operating income.

The committee believes that the above trend line shows appropriate alignment of NEO compensation with the overall operating results of the company. For 2012, NEO compensation was reduced more than the decline in operating income.

For 2009, total compensation of our named executive officers rose due to an increase in the long-term equity award component. The committee approved this increase based on its determination that, in the wake of the significant acquisition of the retail asset management business of Morgan Stanley, our named executive officers should be further motivated to position the company for growth and to further align their interests with those of our shareholders.

The flowchart on the next page depicts the committee’s compensation decision process and related judgments in determining the named executive officers’ compensation for 2012.

2012 Compensation Decision Process

Compensation Committee Review

Financial Measures

2012 Operating Results (vs 2011):

- Adjusted Operating Income of $1,045M (-2.2%)
- Adjusted Operating Margin 35.3 (-1.6 pts.)
- Adjusted Diluted EPS $1.71 (+1.8%)

Adjusted Operating Income
$1,200
$1,000
$800
$600
$400
$200
$0
Millions
2008 2009 2010 2011 2012

Adjusted Operating Margin
40%
30%
20%
10%
0%
2008 2009 2010 2011 2012

$2.00
$1.50
$1.00
$0.50
$0.00

Strategic Objectives Progress

- Continued to build robust investment culture while delivering strong investment performance to our clients;
- Strengthened and deepened relationships with clients by expanding our broad range of capabilities in areas with significant investor demand;
- Further strengthened our global platform and implemented a number of continuous improvement initiatives across the firm to achieve greater efficiencies and cost effectiveness. Further leveraged our global workforce by expanding local roles and functions to work more effectively within regions and around the world; and
- Perpetuated a high performance organization by significantly reinvesting in employee talent through additional focus on performance leadership and succession planning.

Compensation Committee Analysis and Judgment

- Management team has taken appropriate action to deliver financial results in challenging global markets
- Strategic results continue to build strong organization

Incentive Pools Established Within PCBOI Parameters

Compensation Committee Analysis and Judgment

- Review of individual executive's accomplishments and responsibilities
- Application of negative discretion to reduce annual incentive awards from maximums under Section 162(m) of the Internal Revenue Code, as further described under the caption *"Award Maximums for Named Executive Officers."*

Salary

2012 Outcomes

No change; salaries at substantially the same levels since 2007 (excluding impact of foreign exchange rates)

Annual Awards

- Annual Cash
- Annual Stock Deferral

2012 Outcomes

Cash bonus amounts generally decreased by 15% in the aggregate in light of reduction in overall cash bonus pool; greatest decline for change in scope of role. Annual deferrals generally decreased by 3% in aggregate, differentiated by NEO.

Long-Term Equity Award

- Long-Term Equity Grant

2012 Outcomes

Remained unchanged compared to amounts granted in 2011, except in the case of change in scope of role or planned retirement. Decrease of 17% in aggregate, differentiated by NEO.

2012 Named Executive Officer Compensation

Set forth below is a summary of the material goals and accomplishments for 2012 of each named executive officer which the committee considered in determining each such officer’s compensation for 2012. In addition, the following graphs show for each officer the ratio of 2012 cash compensation (salary and annual cash bonus) to deferred compensation (annual stock deferral award and long-term equity award). The tables set forth the elements of compensation paid to each such officer for 2012.

Note: The graphs and tables below depict how the committee viewed its compensation decisions for our NEOs, but they differ substantially from the Summary Compensation Table (“SCT”) on page 45 required by SEC rules and are not a substitute for the information presented in the SCT. There are two principal differences between the SCT and the presentation below:

•   The company grants both cash and equity incentive compensation after our earnings for a performance year have been announced. In both the presentation below and the SCT, cash incentive compensation granted in 2013 for 2012 performance is shown as 2012 compensation. Our presentation below treats equity awards similarly, so that equity awards granted in 2013 are shown as 2012 compensation. The SCT does not follow this treatment, however, and instead reports the value of equity awards in the year in which they are granted, rather than the year in which they were earned. As a result, equity awards granted in 2013 for 2012 performance are shown in our presentation below as 2012 compensation, but the SCT reports for 2012 the value of equity awards granted in 2012 in respect of 2011 performance.

•   The SCT reports “All Other Compensation.” These amounts are not part of the committee’s compensation determinations and are not shown in the presentation below.

Martin L. Flanagan — President and Chief Executive Officer

•   Achieve strong investment performance — Mr. Flanagan oversaw the company’s continued focus on delivering investment excellence to clients and further enhanced the firm’s strong investment culture. Investment performance across the company remained strong throughout 2012 in spite of continued volatility in the global markets.

•   Be instrumental to our clients’ success — Mr. Flanagan led initiatives to further strengthen and deepen client relationships through superior client engagement. He led the effort to better understand and meet client needs by sharpening product offerings and delivering capabilities globally to meet investor demand.

•   Harness the power of our global platform — Mr. Flanagan oversaw efforts to further strengthen our global platform and achieve greater efficiencies and cost effectiveness. He expanded the firm’s focus on continuous improvement and more effectively leveraging our global workforce by expanding local roles and functions to be more regional and global.

•   Perpetuate a high-performance organization — Mr. Flanagan successfully managed changes within the organization to drive increased collaboration across regions and more effectively leverage our investment capabilities globally. He oversaw efforts to significantly reinvest in employee talent through additional focus on performance leadership and succession planning.

Invesco is generally near the median of our peer group in terms of market capitalization and annual revenues. Our CEO’s total compensation earned in 2011 was at approximately the 60th percentile of 2011 CEO total compensation of our industry peer companies (the latest year for which data was available). When comparing performance on a variety of financial measures, Invesco ranges between the 50th and 70th percentiles. Therefore, the committee believes that total compensation and performance are well aligned.

Approximately 67% of our CEO’s total annual compensation is deferred, compared to an average CEO-deferral rate of approximately 56% for our industry peers for 2011 (the latest year for which information was available).

2012 Total Compensation*		Change from Prior Year
$12,515,000		-3%

Base Salary	2012 Annual Cash Bonus	2012 Annual Stock Deferral Award	2012 Long- Term Equity Award
$790,000	$3,750,000	$1,500,000	$6,850,000

Change from Prior Year	Change from Prior Year	Change from Prior Year	Change from Prior Year
0%	-10%	0%	0%

*	Consists of salary, annual cash bonus, annual stock deferral award and long-term equity award (includes time-based and performance-based awards) earned in 2012- see note on page 34 regarding differences from the SCT.

Loren M. Starr — Senior Managing Director and Chief Financial Officer

•   Generate capital planning efficiencies — Mr. Starr decreased capital infusions to subsidiaries by tens of millions of dollars and thereby freed up millions of dollars in excess regulatory capital.

•   Improve debt position for the firm — Mr. Starr guided the company in raising $600 million in 10-year maturity low-cost debt (3.125% coupon) while retiring existing long-term bonds with 2013 and 2014 maturities (5.375% coupons).

•   Strengthen shareholder transparency — Mr. Starr introduced improved disclosure to shareholders related to Invesco’s balance sheet and statement of cash flow and drove our efforts to return capital to shareholders through dividends, which were increased 41% year-over-year.

•   Improve management financial forecasting and reporting — Mr. Starr implemented a rolling quarterly forecasting process throughout the firm, improving the relevance, accuracy and accountability of our operating planning process.

•   Improve leadership, people development and training — Mr. Starr devoted significant attention to people development in 2012, resulting in material improvement in employees’ development, training and leadership skills.

2012 Total Compensation*		Change from Prior Year
$3,428,500		-3%

Base Salary	2012 Annual Cash Bonus	2012 Annual Stock Deferral Award	2012 Long- Term Equity Award
$450,000	$859,950	$368,550	$1,750,000

Change from Prior Year	Change from Prior Year	Change from Prior Year	Change from Prior Year
0%	-9%	-9%	0%

*	Consists of salary, annual cash bonus, annual stock deferral award and long-term equity award (includes time-based and performance-based awards) earned in 2012- see note on page 34 regarding differences from the SCT.

G. Mark Armour — Senior Managing Director and Head of EMEA

•   Maintain investment capabilities at high levels — Mr. Armour further strengthened the investment culture and achieved solid results among the company’s institutional investment capabilities.

•   Create and execute client engagement plans for consultants and plan sponsors to ensure client success. Mr. Armour led the effort to deepen relationships with clients and consultants and better understand their needs. As a result, the firm continued to deliver best-in-class product ratings and best practice sales and service management for the benefit of institutional clients.

•   Deliver the firm’s investment capabilities to institutional clients globally. Mr. Armour continued his successful leadership of a strategic initiative to match the firm’s investment capabilities to meet the particular needs of individual clients globally.

•   Strengthen and further develop the firm’s alternative investment capabilities. Mr. Armour continued the development of our alternative investment capabilities, including real estate, direct private equity and private wealth management.

The scope of Mr. Armour’s responsibilities narrowed in 2012, due to the transition of an investment center under his leadership to Karen Dunn Kelley, who assumed a broader role in representing investments across Invesco. Mr. Armour’s responsibilities were also reduced by the transition of leadership for institutional sales to Philip A. Taylor, as Invesco streamlined the sales function in the Americas. Consequently, the committee determined that a reduced cash bonus was appropriate for Mr. Armour for 2012. In early 2013, Invesco announced that Mr. Armour would assume responsibility for Invesco’s EMEA region (which includes the UK, continental Europe and the Middle East) from Mr. Robertson, in addition to his existing responsibilities.

2012 Total Compensation*		Change from Prior Year
$3,640,660		-23%

Base Salary	2012 Annual Cash Bonus	2012 Annual Stock Deferral Award	2012 Long- Term Equity Award
$440,969	$874,691	$575,000	$1,750,000

Change from Prior Year	Change from Prior Year	Change from Prior Year	Change from Prior Year
-1%	-35%	-4%	-26%

*	Consists of salary, annual cash bonus, annual stock deferral award and long-term equity award (includes time-based and performance-based awards) earned in 2012- see note on page 34 regarding differences from the SCT.

James I. Robertson — Former Senior Managing Director and Head of UK and Continental Europe[4]

•   Maintain high levels of performance of UK investment teams. Under Mr. Robertson’s stewardship, the UK investment teams continued to deliver strong, long-term investment performance to clients in spite of challenging markets.

•   Achieve momentum with the firm’s continental Europe business. In spite of a difficult operating environment in the region, Mr. Robertson continued to execute the firm’s multi-year plan to position the firm for continued long-term success in continental Europe.

[4]	Mr. Robertson resigned from the Board of Directors and as an executive officer effective February 11, 2013.

•   Extension of Invesco’s successful multi-asset strategy. Mr. Robertson oversaw the successful creation of Invesco Perpetual’s new multi-asset group as an integral part of the Invesco Perpetual investment team. The new group builds on Invesco’s successful existing Atlanta-based global multi-asset capability.

Mr. Robertson has begun moving toward his planned retirement at the end of 2013, formally transitioning responsibilities to Mr. Armour in February 2013. As a result, the committee determined that Mr. Robertson would not be granted a long-term equity award in February 2013.

2012 Total Compensation*		Change from Prior Year
$2,104,306		-57%

Base Salary	2012Annual Cash Bonus	2012 Annual Stock Deferral Award	2012 Long- Term Equity Award
$557,398	$1,006,908	$540,000	$0

Change from Prior Year	Change from Prior Year	Change from Prior Year	Change from Prior Year
-1%	-31%	-10%	-100%

*	Consists of salary, annual cash bonus, annual stock deferral award and long-term equity award (includes time-based and performance-based awards) earned in 2012- see note on page 34 regarding differences from the SCT.

Philip Taylor — Senior Managing Director and Head of the Americas

•   Increase overall sales and distribution effectiveness — Mr. Taylor directed the successful achievement of impactful sales initiatives for our largest and highest potential clients resulting in the Americas delivering strong sales and net flows. Mr. Taylor reorganized U.S. sales and distribution, which strengthened sales leadership’s management, rigor and effectiveness. Independent research showed a general improvement in brand and attribute awareness.

•   Perpetuate a high-performance organization by sustaining a talented pool of investment professionals working within a resilient investment culture to generate strong investment performance over the long term — Mr. Taylor directed the restructuring of certain investment teams, resulting in stronger leadership and management and deeper investment management talent. Investment performance was strong in both the U.S. and Canada.

•   Strengthen and focus investment products to offer compelling investment processes and strategies, reduce product overlap, ensure our products can be clearly distinguished and provide a foundation for future growth — Mr. Taylor successfully completed the near-final phase of the multi-year consolidation and merger of numerous products resulting in a strengthened and more focused set of investment choices for our investors.

2012 Total Compensation*		Change from Prior Year**
$6,814,294		-1%

Base Salary	2012Annual Cash Bonus	2012 Annual Stock Deferral Award	2012 Long- Term Equity Award
$638,434	$2,105,860	$870,000	$3,200,000

Change from Prior Year	Change from Prior Year	Change from Prior Year	Change from Prior Year
-1%	-1%	0%	0%

*	Consists of salary, annual cash bonus, annual stock deferral award and long-term equity award (includes time-based and performance-based awards) earned in 2012
- see note on page 34 regarding differences from the SCT.

**	All elements of compensation for 2012 remained unchanged from 2011. The slight decrease in US dollars is the result of foreign exchange differences for salary and annual cash bonus between periods.

Components of Executive Compensation and Their Purpose	The following table describes each component of executive compensation, as well as its purpose and key measures.
	Incentive Type	Pay Element	What It Does	Key Measures
	FIXED	Base salary	• Provides competitive fixed pay	• Experience, duties and scope of responsibility • Internal and external market factors • Reviewed annually

	VARIABLE	Annual cash bonus	• Provides a competitive annual incentive opportunity	• Based upon company’s annual financial results and progress against long-term strategic objectives
		Annual stock deferral award	• Provides a competitive annual incentive opportunity • Aligns executive with shareholder interests • Encourages retention by vesting in annual increments over four years	• Based upon company’s annual financial results and progress against long-term strategic objectives

Long-term equity awards (performance- based and time- based vesting)

•    Recognizes long-term
potential for future contributions to
company’s long-term
strategic objectives

•    Aligns executive with shareholder interests

•    Encourages retention by
vesting in annual
increments over four years

•    Based upon company’s annual financial results and progress against long-term strategic objectives

•    30% performance vesting based upon measures of adjusted diluted EPS and adjusted operating margin

•    70% time-based vesting

About Our Equity Awards

Beginning with awards granted in 2012, the vesting of thirty percent (30%) of long-term equity awards granted to our named executive officers has been conditioned upon achievement of certain financial measures. In order to further emphasize the importance of long-term performance, the committee implemented a modified long-term equity award structure for our executive officers, including our named executive officers. The committee believes that long-term equity awards should align employee and shareholder interests and that a portion of such awards should be paid only upon achievement of targeted company financial results. Therefore, the executive’s ability to realize 30% of the long-term equity award is tied to the achievement each year of at least one of two performance measures:

•      adjusted operating margin of the company for the fiscal year, as set forth in the company’s SEC reports, must exceed certain thresholds; or

•      adjusted diluted earnings per share of the company for the fiscal year, as set forth in the SEC reports, must exceed certain thresholds.

Long-term equity awards are four-year awards which vest in 25% increments each year. In the event either targeted financial measure is achieved at or above a vesting threshold for a particular year, the portion of the long-term equity award subject to targeted financial measures will vest proportionately between 0% and 100%, based upon the higher achieved level for that year. In addition, dividend equivalents will be deferred for such performance awards and will only be paid if and to the extent an award vests.

The targeted financial measures vesting thresholds for the long-term equity awards granted in February 2013 are illustrated below.

Vests proportionately between 0% and 100%, based on the higher achievement level for that year.

Our executive officers’ long-term equity awards subject to achievement of target financial results are also subject to a “clawback” policy. In 2012, the committee enhanced our compensation practices by approving forfeiture or “clawback” provisions for all equity awards which are subject to achievement of target financial results in respect of our executive officers, including our named executive officers. The provision provides that any shares received (whether vested or unvested), any dividends or other earnings thereon, and the proceeds from any sale of such shares, are subject to recovery by the company in the event that:

•      the company issues a restatement of financial results to correct a material error;

•      the committee determines, in good faith, that fraud or willful misconduct on the part of the employee was a significant contributing factor to the need to issue such restatement; and

•      some or all of the shares granted or received prior to such restatement would not have been granted or received, as determined by the committee in its sole discretion, based upon the restated financial results.

All equity awards made to our executive officers are subject to our Executive Officer
Stock Ownership Policy. The policy requires executive officers to achieve a certain ownership level within three years. Until such level is achieved, each executive officer is required to retain 100% of the shares received from our share incentive plans. All of our executive officers have achieved their respective ownership level requirements.

Role of the Compensation Committee

The committee has, among other duties, responsibility for determining the components and amounts of compensation paid to our executive officers, including our named executive officers. The committee’s responsibilities include:

•      reviewing and making recommendations to the Board about the company’s overall compensation philosophy;

•      approving company-wide annual compensation pools;

•      evaluating the performance of, and setting the compensation for, the chief executive officer;

•      reviewing and overseeing management’s annual process for evaluating the performance of, and approving the compensation for, all other executive officers, including the other named executive officers; and

•      overseeing the administration of the company’s compensation programs.

The committee makes its compensation determinations in its discretion, without formulaically tying its determinations to specific targets, formulas or weightings. The achievement of any particular goal or objective, financial or individual, does not automatically result in any particular level of compensation. The committee believes that a flexible approach in aligning management and shareholder interests, which takes into account qualitative judgments tied to the achievement of financial results and progress against our long-term strategic objectives, is more effective than purely formulaic criteria.

Use of Compensation Consultants

The committee’s charter gives it the authority to retain consultants and other advisors to assist it in performing its duties. The committee has engaged Johnson Associates, an independent consulting firm, to advise it on director and executive compensation matters. Johnson Associates:

•      attends certain meetings of the committee and periodically meets with the committee without members of management present;

•      assists the committee throughout the year in its analysis and evaluation of our overall executive compensation programs;

•      assists the committee in its review of compensation paid to our directors and executive officers, including our named executive officers;

•      provides the committee with certain market data and analysis that compares executive compensation paid by the company with that paid by other firms in the financial services industry and certain investment management firms which we consider generally comparable to us;

•      estimates pay levels of comparable positions at comparable investment managers, both public and private (using data provided by Invesco regarding job titles and responsibilities of our executive officers);

•      provides commentary regarding market conditions, market impressions and compensation trends; and

•      applies its qualitative judgment to the data from these disparate sources and provides market consensus information to the committee, accompanied by oral commentary.

The committee uses such data as reference material to assist it in gaining a general awareness of industry compensation standards and trends. The market data, including performance and pay practices of the peer group, do not directly affect the committee’s compensation determinations for our executive officers, including our named executive officers. Although we seek to offer to our executive officers a level of total compensation that is competitive, we do not target a particular percentile of market or the peer group with respect to total pay packages or any individual components thereof. The committee’s consideration of the market compensation levels and performance constitutes only one of many factors reviewed and such market or peer group data is considered generally and not as a substitute for the committee’s independent judgment in making compensation decisions regarding our executive officers.

Under the terms of its engagement with the committee, Johnson Associates does not provide any other services to the company unless the committee has approved such services. No such other services were provided in 2012. The company uses other compensation and benefits consultants to provide market practice data, actuarial services and/or advice relating to broad management employee programs in which named executive officers may participate.

Role of Executive Officers in Determining Executive Compensation	Our chief executive officer meets with the non-executive directors (including the members of the committee) throughout the year to discuss executive performance and compensation matters, including proposals relative to compensation for individual executive officers (other than the chief executive officer). Our chief executive officer and chief administrative officer work with the committee to implement our compensation philosophy. They also provide to the committee information regarding financial and investment performance of the company as well as our progress toward our long-term strategic objectives. Our chief financial officer assists as needed in explaining specific aspects of the company’s financial performance and may, from time to time, provide an explanation of the appropriate accounting treatment relating to certain awards.

Award Maximums for Named Executive Officers

In determining compensation for the named executive officers, the committee considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation greater than $1 million paid per fiscal year to each of the corporation’s “covered employees” (generally, the chief executive officer and the next three most highly compensated executive officers as of the end of any fiscal year). However, compensation which qualifies as “performance-based” is excluded from the $1 million per executive officer limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the company’s shareholders.

As part of our compensation program for executive officers, the company maintains the Executive Incentive Bonus Plan (“Bonus Plan”). The Bonus Plan provides for annual performance-based awards to eligible employees. For each executive officer, the committee determines on an annual basis an award maximum under the Bonus Plan. Award maximums are expressed as a percentage of PCBOI — an objectively determined performance criteria that is intended to qualify for the performance-based exemption to the $1 million deduction limit under Section 162(m). Award maximums pertain to the cumulative value of an executive officer’s annual variable compensation — consisting of the annual cash bonus, annual stock deferral award and long-term equity award. In the event the committee determines to grant additional compensation that is not performance-based compensation to an executive subject to the provisions of Section 162(m), the additional compensation will be subject to the $1 million deduction limitation.

In February 2012, the committee established three levels of award maximums in respect of our named executive officers — one each for the chief executive officer, senior managing directors of business components, and senior managing directors of staff functions. The three levels of award maximums were established after consideration of:

•     prior-year compensation levels in light of the company’s 2011 PCBOI;

•     projected maximum award levels based on the company’s estimated 2012 PCBOI;

•     market data for industry comparative compensation levels; and

•     comparisons for job roles and levels of responsibility.

Employment Agreements, Post-employment Compensation and Change-in-Control Arrangements

Employment Agreement of our Chief Executive Officer — Our chief executive officer has an employment agreement with the company that was amended and restated as of January 1, 2011. Under the amended and restated employment agreement, Mr. Flanagan continues to be employed as president and chief executive officer of the company. The agreement terminates upon the earlier of December 31, 2025 (the year in which Mr. Flanagan reaches age 65) or the occurrence of certain events, including death, disability, termination by the company for “cause” or termination by Mr. Flanagan for “good reason.”

The terms of Mr. Flanagan’s amended employment agreement provide:

•      an annual base salary of $790,000;

•      the opportunity to receive an annual cash bonus award based on the achievement of performance criteria;

•      the opportunity to receive share awards based on the achievement of performance criteria;

•      eligibility to participate in incentive, savings and retirement plans, deferred compensation programs, benefit plans, fringe benefits and perquisites, and paid vacation, all as provided generally to other U.S.-based senior executives of the company;

•      post-employment compensation of one times the sum of base, bonus and share awards, subject to certain agreed minimums described below; and

•      certain stipulations regarding termination of employment that are described below under the caption “Potential Payments Upon Termination or Change in Control for 2012.”

Post-employment Compensation -

Chief Executive Officer — Pursuant to Mr. Flanagan’s amended and restated employment agreement, in the event of his termination without “cause” or resignation for “good reason” he is entitled to receive the following payments and benefits (provided that he has not breached certain restrictive covenants):

•      his then-effective base salary through the date of termination;

•      a prorated portion of the greater of $4,750,000 or his most recent annual cash bonus;

•      immediate vesting and exercisability of all outstanding share-based awards;

•      any compensation previously deferred (unless a later payout date is stipulated in his deferral arrangements);

•      a cash severance payment generally equal to the sum of (i) his base salary, (ii) the greater of $4,750,000 or his most recent annual cash bonus, and (iii) his most recently made annual equity grant (unless the value thereof is less than 50% of the previously-made grant, in which case the value of the previously-made grant will be used);

•      continuation of medical benefits for him, his spouse and his covered dependents for a period of up to 36 months following termination;

•      any accrued vacation; and

•      any other vested amounts or benefits under any other plan or program.

Other Named Executive Officers — Our other named executive officers are parties to employment arrangements that create salary continuation periods of six or twelve months in the event of involuntary termination of service without cause. (See the section below entitled “Potential Payments Upon Termination or Change in Control for 2012.”)

Change-in-Control Arrangements — Generally, all participants who hold equity awards, including our named executive officers, are eligible, under certain circumstances, for accelerated vesting in the event of a change of control of the company that is followed by involuntary termination of employment other than for cause or by voluntary termination for “good reason.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report.

Respectfully submitted by the Compensation Committee

Sir John Banham (Chairman)

Rex D. Adams

C. Robert Henrikson

Ben F. Johnson, III

Denis Kessler

Edward P. Lawrence

Phoebe A. Wood

Summary Compensation Table for 2012

The following table sets forth information about compensation earned by our named executive officers during 2010, 2011 and 2012 in accordance with SEC rules. The information presented below may be different from compensation information presented in this Proxy Statement under the caption “Compensation Discussion and Analysis,” as such section describes compensation decisions made in respect of the indicated fiscal year, regardless of when such compensation was actually paid or granted. For an explanation of the principal differences between the presentation in the Compensation Discussion and Analysis and the table below, please see the note on page 34.

Name and Principal Position	Year	Salary ($) (1)	Share Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Martin L. Flanagan	2012	790,000	8,349,969	3,375,000	728,966	13,243,935
President and Chief Executive Officer	2011	790,000	8,349,978	3,750,000	530,480	13,420,458
	2010	790,000	6,508,494	3,750,000	459,908	11,508,402

Loren M. Starr	2012	450,000	2,154,972	859,950	149,516	3,614,438
Senior Managing Director and Chief Financial Officer	2011	450,000	2,154,984	945,000	117,622	3,667,606
	2010	450,000	1,685,992	945,000	101,180	3,182,172

G. Mark Armour	2012	440,969	2,849,983	874,691	223,981	4,389,624
Senior Managing Director and Head of EMEA	2011	443,670	3,099,993	1,350,000	238,918	5,132,581
	2010	400,000	2,919,988	1,400,000	292,010	5,011,998

James I. Robertson	2012	557,398	2,849,983	1,006,908	769,128	5,183,417
Former Senior Managing Director	2011	563,421	2,849,979	1,455,405	236,312	5,105,117
	2010	540,280	2,759,543	1,400,000	579,663	5,279,486

Philip A. Taylor	2012	638,434	4,069,953	2,105,860	311,576	7,125,823
Senior Managing Director and Head of Americas	2011	647,365	4,069,964	2,135,409	257,391	7,110,129
	2010	616,374	4,169,958	2,030,000	359,404	7,175,737

(1)	For each of the named executive officers, includes salary that was eligible for deferral, at the election of the named executive officer, under our 401(k) plan or similar plan in the named executive officer’s country. For Messrs. Armour, Robertson and Taylor, base salary is converted to U.S. dollars using an average annual exchange rate.

(2)	For share awards granted in 2012, includes time-based and performance-based equity awards that generally vest in four equal annual installments on each anniversary of the date of grant. The value of performance-based awards is based on the grant date value and reflects the probable outcome of such conditions and represents the highest level of achievement. See, “Grants of Plan-Based Share Awards for 2012” for information about the number of shares underlying each of the time-based and performance-based equity awards.

Grant date fair values were calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 “Compensation — Stock Compensation.” The grant date fair value was calculated by multiplying the number of shares granted by the closing price of the company’s common shares on the date of grant.

The amounts disclosed do not reflect the value actually realized by the named executive officers. For additional information, please see Note 12 — “Share-Based Compensation” to the financial statements in our Annual Report.

(3)	Reflects annual cash bonus award earned for fiscal year by the named executive officers under the Executive Incentive Bonus Plan and paid in February of the following year. For 2012, for Messrs. Armour, Robertson and Taylor, annual cash bonus awards are converted to U.S. dollars using an average annual exchange rate.

(4)	The following table reflects the items that are included in the All Other Compensation column for 2012.

All Other Compensation Table for 2012

Name	Dividends Paid on Unvested Stock Awards ($) (1)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($) (2)	Tax Gross Ups ($)	Tax Consultation ($)	Perquisites ($) (3)	Total All Other Compensation ($)
Martin L. Flanagan	471,763	4,398	21,750	—	—	231,055	728,966
Loren M. Starr	123,800	3,966	21,750	—	—	—	149,516
G. Mark Armour	204,456	7,159	—	—	12,365	—	223,981
James I. Robertson	208,720	3,069	44,533	—	37,196	475,610	769,128
Philip A. Taylor	238,088	2,363	13,508	—	6,721	50,895	311,576

(1)	Dividends and dividend equivalents are paid on unvested awards at the same rate as on our other shares.

(2)	Amounts of matching contributions paid by the company to our retirement plans are calculated on the same basis for all plan participants, including the named executive officers.

(3)	Perquisites include the following:

With respect to Mr. Flanagan, includes $229,814 for his personal use of company-provided aircraft. The company pays certain hourly, monthly and annual fees for its use of a fractionally-owned airplane. The company also leases an airplane for which it pays direct operating expenses, and monthly lease payments and management fees. We calculate the aggregate incremental cost to the company for personal use based on the average variable costs of operating the airplanes. Variable costs include fuel, repairs, travel expenses for the flight crews, and other miscellaneous expenses. This methodology excludes fixed costs that do not change based on usage, such as depreciation, maintenance, taxes and insurance. Mr. Flanagan’s total also includes certain amounts for technology support.

Fees paid by the company for the officer’s and his family’s and/or spouse’s recreational activities in conjunction with a company-sponsored off-site business meeting.

With respect to Mr. Robertson, includes (i) $102,746 for Mr. Robertson’s corporate housing in connection with his work in the UK, consisting of rental and utility payments; (ii) $372,000 for tax equalization payments; and (iii) fees paid by the company for the officer’s and his family’s and/or spouse’s recreational activities in conjunction with a company-sponsored off-site business meeting.

With respect to Mr. Taylor, includes (i) $46,789 for Mr. Taylor’s corporate housing; (ii) work-related parking costs; and (iii) fees paid by the company for the officer’s and his family’s and/or spouse’s recreational activities in conjunction with a company-sponsored off-site business meeting.

Grants of Plan-Based Share Awards for 2012

The committee granted share awards to each of the named executive officers during 2012. Share awards are subject to transfer restrictions and subject to forfeiture prior to vesting upon a recipient’s termination of employment for any reason other than death, disability, involuntary termination without cause, or (in the case of Mr. Flanagan only) voluntary termination for “good reason.” All share awards immediately become vested upon the recipient’s termination of employment during the 24-month period following a change in control (i) by the company other than for cause or disability, or (ii) by the recipient for good reason.

The following table presents information concerning plan-based awards granted to each of the named executive officers during 2012:

Estimated Future Payout Under Equity Incentive Plan Awards (1)
Name	Grant Date	Committee Action Date	Vesting	Threshold (#)	Maximum (#)	All Other Share Awards (#) (2)	Closing Market Price on Date of Grant ($/Share)	Grant Date Fair Value of Share Awards ($) (3)
Martin L. Flanagan	02/28/12 02/28/12	02/16/12 02/16/12	4-year ratable 4-year ratable	0 —	82,331 —	— 252,203	24.96 24.96	2,054,982 6,294,987
Loren M. Starr	02/28/12 02/28/12	02/16/12 02/16/12	4-year ratable 4-year ratable	0 —	21,033 —	— 65,304	24.96 24.96	524,984 1,629,988
G. Mark Armour	02/28/12 02/28/12	02/16/12 02/16/12	4-year ratable 4-year ratable	0 —	28,245 —	— 89,943	24.96 24.96	704,995 2,244,977
James I. Robertson	02/28/12 02/28/12	02/16/12 02/16/12	4-year ratable 4-year ratable	0 —	27,043 —	— 87,139	24.96 24.96	674,993 2,174,989
Philip A. Taylor	02/28/12 02/28/12 02/28/12 02/28/12	02/16/12 02/16/12 02/16/12 02/16/12	3-year ratable 4-year cliff 3-year ratable 4-year cliff	0 0 — —	28,846 9,615 — —	— — 93,449 31,149	24.96 24.96 24.96 24.96	719,996 239,990 2,332,487 777,479

(1)	Performance-based Equity Awards. Performance-based equity awards were granted under the 2011 Global Equity Incentive Plan. For each of the named executive officers other than Mr. Taylor, performance-based equity awards are four-year awards that vest 25% each year. With respect to Mr. Taylor, performance-based equity awards are comprised of a 3-year award that vests 33% each year and a 4-year award that vests 100% on the fourth anniversary of the date of grant.

Performance-based equity awards are tied to the achievement of specified levels of adjusted operating margin or adjusted diluted earnings per share. In the event that either targeted financial measure is achieved at or above a vesting threshold for a particular year, the portion of the performance-based equity award subject to targeted financial measures will vest proportionately between 0% and 100% based upon the higher achieved level for that year. Please see below for detail regarding achievement of performance. Dividend equivalents will be deferred for such performance-based equity awards and will only be paid at the same rate as on our shares if and to the extent an award vests.

Vests proportionately between 0% and 100% based on the higher achievement level for that year.

(2)	Time-based Equity Awards. Time-based equity awards were granted under the 2011 Global Equity Incentive Plan. For each of the named executive officers other than Mr. Taylor, time-based equity awards are four-year awards that vest 25% each year. With respect to Mr. Taylor, time-based equity awards are comprised of a 3-year award that vests 33% each year and a 4-year award that vests 100% on the fourth anniversary of the date of grant. Dividends and dividend equivalents are paid on unvested awards at the same time and rate as on our shares.

(3)	The grant date fair value is the total amount that the company will recognize as expense under applicable accounting requirements if the share awards fully vest. This amount is included in our Summary Compensation Table each year. Grant date fair values were calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 “Compensation – Stock Compensation.” The grant date fair value is calculated by multiplying the number of shares granted by the closing price of our common shares on the day the award was granted. With respect to the performance-based equity awards, the grant date fair value also represents the probable outcome of such performance conditions and represents the highest level of achievement.

Outstanding Share Awards at Fiscal Year-End for 2012

The following table provides information as of December 31, 2012 about the outstanding share awards held by our named executive officers:

		Option Awards					Share Awards
		Date of Grant	Number of Securities Underlying Options (#)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards that Have Not Vested (#)	Equity Incentive Plan Awards that Have Not Vested ($)
Name			Exercisable	Unexercisable	($)(1)
Martin L. Flanagan	(2)	02/27/09	—	—	—	—	86,505	2,256,915	—	—
	(3)	02/26/10	—	—	—	—	166,033	4,331,801	—	—
	(4)	02/28/11	—	—	—	—	233,327	6,087,501	—	—
	(5)	02/28/12	—	—	—	—	252,203	6,579,976	—	—
	(6)	02/28/12	—	—	—	—	—	—	82,331	2,148,016
Loren M. Starr	(2)	02/27/09	—	—	—	—	24,716	644,840	—	—
	(3)	02/26/10	—	—	—	—	43,010	1,122,131	—	—
	(4)	02/28/11	—	—	—	—	60,218	1,571,088	—	—
	(5)	02/28/12	—	—	—	—	65,304	1,703,781	—	—
	(6)	02/28/12	—	—	—	—	—	—	21,033	548,751
G. Mark Armour	(2)	02/27/09	—	—	—	—	61,243	1,597,830	—	—
	(3)	02/26/10	—	—	—	—	74,490	1,943,444	—	—
	(4)	02/28/11	—	—	—	—	86,625	2,260,046	—	—
	(5)	02/28/12	—	—	—	—	89,943	2,346,613	—	—
	(6)	02/28/12	—	—	—	—	—	—	28,245	736,912
James I. Robertson		12/31/04	50,000	—	10.33	12/30/14	—	—	—	—
	(2)	02/27/09	—	—	—	—	78,740	2,054,327	—	—
.	(3)	02/26/10	—	—	—	—	70,397	1,836,658	—	—
	(4)	02/28/11	—	—	—	—	79,638	2,077,755	—	—
	(5)	02/28/12	—	—	—	—	87,139	2,273,457	.—	—
	(6)	02/28/12	—	—	—	—	—	—	27,043	705,582
Philip A. Taylor	(7)	02/27/09	—	—	—	—	37,182	970,078	—	—
	(7)	02/26/10	—	—	—	—	47,448	1,237,918	—	—
	(4)	02/28/11	—	—	—	—	113,729	2,967,190	—	—
	(5)	02/28/12	—	—	—	—	124,598	3,250,762	—	—
	(6)	02/28/12	—	—	—	—	—	—	38,461	1,003,447

(1)	Share options were granted in Pounds Sterling (£) and in this table have been converted to U.S. dollars using the exchange rate of $1.62/£1 as of December 31, 2012.

(2)	February 27, 2009 award. Share award vests in four equal installments. As of December 31, 2012, the unvested share award represents 25% of the original grant.

(3)	February 26, 2010. Share award vests in four equal installments. As of December 31, 2012, the unvested share award represents 50% of the original grant.

(4)	February 28, 2011. Share award vests in four equal installments. As of December 31, 2012, the unvested share award represents 75% of the original grant.

(5)	February 28, 2012. Share award vests in four equal installments. As of December 31, 2012, the unvested share award represents 100% of the original grant.

(6)	February 28, 2012. Performance based share award vests in four equal installments. As of December 31, 2012, the unvested share award represents maximum award (100% of the original grant).

(7)	February 27, 2009 and February 26, 2010 awards. Share awards each vest in one installment. As of December 31, 2012, the unvested share awards represent 100% of the original grant.

Option Exercises and Shares Vested for 2012

The following table provides information about share options exercised by the named executive officers during 2012 and equity awards held by our named executive officers that vested in 2012:

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Martin L. Flanagan	—	—	247,297	6,149,456
Loren M. Starr	—	—	66,292	1,648,232
G. Mark Armour	—	—	127,361	3,164,315
James I. Robertson (1)	—	—	140,484	3,488,704
Philip A. Taylor	—	—	148,113	3,720,043

(1)	Mr. Robertson resigned from the Board of Directors and as an executive officer effective February 11, 2013.

Potential Payments Upon Termination or Change in Control for 2012

The following tables summarize the estimated payments to be made under each agreement, plan or arrangement in effect as of December 31, 2012 which provides for payments to a named executive officer at, following or in connection with a termination of employment or a change in control. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of our named executive officers and which is available generally to all salaried employees. In accordance with SEC regulations, this analysis assumes that the named executive officer’s date of termination is December 31, 2012, and the price per share of our common shares on the date of termination is the closing price of our common shares on the NYSE on that date, which was $26.09.

Martin L. Flanagan

Benefit and Payments Upon Termination(1)	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)(2)	Death or Disability ($)	Change in Control ($)(3)	Qualified Termination Following Change in Control ($)(4)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus(5)	4,750,000	4,750,000	—	—	4,750,000	—	4,750,000
Severance Payment(6)	—	13,889,970	—	—	—	—	13,889,970
Share Awards	—	21,404,210	—	—	21,404,210	21,404,210	21,404,210
Options	—	—	—	—	—	—	—
Welfare Benefits(7)	—	45,893	—	—	—	—	45,893

(1)	Pursuant to the terms of the second amended and restated master employment agreement effective January 1, 2011 between the company and Mr. Flanagan (the “Flanagan Agreement”), Mr. Flanagan is entitled to certain benefits upon termination of employment. Following any notice of termination, Mr. Flanagan would continue to receive salary and benefits compensation, and the vesting periods with respect to any outstanding share awards would continue to run, in the normal course until the date of termination. In accordance with SEC rules, the information presented in this table assumes a termination date of December 31, 2012 and that the applicable notice had been given prior to such date.

(2)	Pursuant to the terms of the 2008 Global Equity Incentive Plan, restricted stock units continue to vest provided the holding period is met. With respect to Mr. Flanagan’s share awards, no benefit would be payable in the event of retirement.

(3)	Payment would only be made in the event that the share award was not assumed, converted or replaced in connection with a change in control.

(4)	Assumes termination by Mr. Flanagan for “good reason” or a termination by the company other than for cause or disability following a change in control.

(5)	Pursuant to the terms of the Flanagan Agreement, Mr. Flanagan is entitled to an annual cash bonus that is equal to the greater of $4,750,000 or his most recent annual cash bonus upon certain terminations of employment.

(6)	Pursuant to the terms of the Flanagan Agreement, Mr. Flanagan’s severance payment is equal to the sum of (i) his base salary, (ii) the greater of $4,750,000 or his most recent annual cash bonus, and (iii) the fair market value at grant of his most recent equity award.

(7)	Pursuant to the terms of the Flanagan Agreement, Mr. Flanagan and his covered dependents are entitled to medical benefits for a period of 36 months following termination. Represents cost to the company for reimbursement of such medical benefits.

Loren M. Starr

Benefit and Payments Upon Termination(1)	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)(2)	Death or Disability ($)	Change in Control ($)(3)	Qualified Termination Following Change in Control ($)(4)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	5,590,591	—	—	5,590,591	5,590,591	5,590,591
Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—

G. Mark Armour

Benefit and Payments Upon Termination(1)	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)(2)	Death or Disability ($)	Change in Control ($)(3)	Qualified Termination Following Change in Control ($)(4)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	8,884,845	—	—	8,884,845	8,884,845	8,884,845
Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—

James I. Robertson5

Benefit and Payments Upon Termination(1)	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)(2)	Death or Disability ($)	Change in Control ($)(3)	Qualified Termination Following Change in Control ($)(4)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	8,947,748	—	—	8,947,748	8,947,748	8,947,748
Options	787,985	787,985	—	787,985	787,985	787,985	787,985
Welfare Benefits	—	—	—	—	—	—	—

[5]	Mr. Robertson resigned from the Board of Directors and as an executive officer effective February 11, 2013.

Philip A. Taylor

Benefit and Payments Upon Termination(1)	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)(2)	Death or Disability ($)	Change in Control ($)(3)	Qualified Termination Following Change in Control ($)(4)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	9,429,396	—	—	9,429,396	9,429,396	9,429,396
Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—

(1)	Each of Messrs. Starr, Armour, Robertson and Taylor is a party to an agreement that provides for a termination notice period of either six or twelve months. Following any notice of termination, the employee would continue to receive salary and benefits compensation, and the vesting periods with respect to any outstanding share awards would continue to run, in the normal course until the date of termination. In accordance with SEC rules, the information presented in this table assumes a termination date of December 31, 2012 and that the applicable notice had been given prior to such date.

(2)	Pursuant to the terms of the 2008 Global Equity Incentive Plan, in the event of retirement, restricted stock units would continue to vest provided the holding period had been met. This analysis assumes a retirement date of December 31, 2012 and that the holding period had been met. With respect to Messrs. Armour, Robertson and Taylor, a benefit in the respective amount of $1,597,830, $2,054,327, and $970,078 would be payable on the scheduled 2013 vesting date with respect to their award that was granted in February 2009. These values represent an assumed value of $26.09, which is the closing price of our common shares on the NYSE on December 31, 2012. Actual value to be received by the named executive officer will be the closing price of our common shares on the NYSE on the scheduled date of distribution.

(3)	Payment would only be made in the event that the share award was not assumed, converted or replaced in connection with a change in control.

(4)	Assumes termination for “good reason” or a termination by the company other than for cause or disability following a change in control.

(5)	This analysis assumes that the named executive officer exercised the stock option on the date of termination. The value reported represents the difference between $26.09, which is the closing price of our common shares on the NYSE on the date of termination, and the applicable stock option exercise price multiplied by the number of optioned shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2012, the following directors served as members of the Compensation Committee: Sir John Banham (Chairman) and Rex D. Adams, C. Robert Henrikson, Ben F. Johnson, III, Denis Kessler, Edward P. Lawrence and Phoebe A. Wood. No member of the Compensation Committee was an officer or employee of the company or any of its subsidiaries during 2012, and no member of the Compensation Committee was formerly an officer of the company or any of its subsidiaries or was a party to any disclosable related person transaction involving the company. During 2012, none of the executive officers of the company has served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the company.

* * *

REPORT OF THE AUDIT COMMITTEE

MEMBERSHIP AND ROLE OF THE AUDIT COMMITTEE

The Audit Committee of the Board consists of J. Thomas Presby (Chairman), Sir John Banham, C. Robert Henrikson, Ben F. Johnson, III, Denis Kessler, Edward P. Lawrence and Phoebe A. Wood. Each of the members of the Audit Committee is independent as such term is defined under the NYSE listing standards and applicable law. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the company’s financial reporting, auditing and internal control activities, including the integrity of the company’s financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the company’s internal audit function and independent auditor, and (iv) the company’s compliance with legal and regulatory requirements. The Audit Committee’s function is more fully described in its written charter, which is available on the corporate governance section of the company’s Web site.

REVIEW OF THE COMPANY’S AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012

The Audit Committee has reviewed and discussed the audited financial statements of the company for the fiscal year ended December 31, 2012 with the company’s management. The Audit Committee has also performed the other reviews and duties set forth in its charter. The Audit Committee has discussed with Ernst & Young LLP (“E&Y”), the company’s independent registered public accounting firm, the matters required to be discussed by professional auditing standards. The Audit Committee has also received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed the independence of E&Y with that firm. Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in the company’s Annual Report for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee:

J. Thomas Presby (Chairman)

Sir John Banham

C. Robert Henrikson

Ben F. Johnson, III

Denis Kessler

Edward P. Lawrence

Phoebe A. Wood

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board, with the approval of the shareholders, engaged E&Y to perform an annual audit of the company’s consolidated financial statements for fiscal year 2012. The following table sets forth the approximate aggregate fees billed or expected to be billed to the company by E&Y for fiscal years 2012 and 2011 for the audit of the company’s annual consolidated financial statements and for other services rendered by E&Y.

	Fiscal Year
	2012	2011
	($ in millions)
Audit Fees(1)	4.8	4.2
Audit-Related Fees(2)	1.8	1.8
Tax Fees(3)	0.6	0.7
All Other Fees(4)	—	—
TOTAL FEES	7.2	6.7

(1)	The 2012 Audit Fees amount includes approximately $2.7 million (2011: $2.4 million) for audits of the company’s consolidated financial statements and $1.6 million (2011: $1.6 million) for statutory audits of subsidiaries. These amounts do not include fees paid to E&Y associated with audits conducted on certain of our affiliated mutual funds, unit trusts and partnerships.

(2)	Audit-Related Fees consist of attest services not required by statute or regulation, audits of employee benefit plans and accounting consultations in connection with new accounting pronouncements and acquisitions.

(3)	Tax Fees consist of compliance and advisory services.

(4)	All Other Fees consist principally of transaction-related services.

PRE-APPROVAL PROCESS AND POLICY

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy sets forth the Audit Committee’s views on audit, audit-related, tax and other services. It provides that, before the company engages the independent auditor to render any service, the engagement must either be specifically approved by the Audit Committee or fall into one of the defined categories that have been pre-approved. The policy defines the services and the estimated range of fees for such services that the committee has pre-approved. The term of any such categorical approval is 12 months, unless the committee specifically provides otherwise, and the policy requires the related fee levels to be set annually. Where actual invoices in respect of any service are materially in excess of the estimated range, the committee must approve such excess amount prior to payment. The policy also prohibits the company from engaging the auditors to provide certain defined non-audit services that are prohibited under SEC rules. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members, but may not delegate such authority to the company’s management. Under the policy, our management must inform the Audit Committee of each service performed by our independent auditor pursuant to the policy. Requests to the Audit Committee for separate approval must be submitted by both the independent auditor and our chief financial officer and the request must include a joint statement as to whether it is deemed consistent with the SEC’s and PCAOB’s rules on auditor independence.

All audit and non-audit services provided to the company and its subsidiaries by E&Y during fiscal year 2012 were either specifically approved or pre-approved under the policy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Share Repurchases.    In order to pay withholding or other similar taxes due in connection with the vesting of equity awards granted under the 2011 Global Equity Incentive Plan, the 2010 Global Equity Incentive Plan (ST), 2008 Global Equity Incentive Plan, and the Global Stock Plan, employee participants, including our named executive officers, may elect the “net shares” method whereby the company purchases from the participant shares equal in value to the tax withholding liability in connection with vesting equity awards. Under the “net shares” method, the price per share paid by the company for repurchases is the closing price of the company’s common shares on the NYSE on the distribution date.

During fiscal 2012, the company repurchased common shares from the executive officers for the aggregate consideration shown in the following table:

Name and Title	Number of Shares Repurchased (#)	Aggregate Consideration ($)
G. Mark Armour	50,245	1,248,349
Senior Managing Director and Head of EMEA
Kevin M. Carome	10,841	270,156
Senior Managing Director and General Counsel
Karen Dunn Kelley	26,037	647,659
Senior Managing Director, Investments
Colin D. Meadows	35,978	894,318
Senior Managing Director and Chief Administrative Officer
James I. Robertson	71,648	1,779,268
Former Senior Managing Director
Loren M. Starr	27,921	694,202
Senior Managing Director and Chief Financial Officer
Philip A. Taylor	63,118	1,585,415
Senior Managing Director and Head of the Americas

Interests in or Alongside Invesco-Sponsored Private Funds.    Some of our employees, their spouses, related charitable foundations or entities they own or control are provided the opportunity to invest in or alongside Invesco-sponsored private funds that we offer to independent investors. We generally limit such investments to employees that meet certain accreditation requirements. Employees who make such investments usually do not pay management or performance fees charged to independent investors. Distributions exceeding $120,000 from Invesco-sponsored private funds during the fiscal year ended December 31, 2012 made to our executive officers (or persons or entities affiliated with them) or directors, consisting of profits, other income and return of capital (but excluding Profits Interests, as defined below) are as follows: Martin L. Flanagan — $287,153.

Certain of our employees, including some of our executive officers, receive the right to share in performance fees earned by Invesco (“Profits Interests”) in connection with our management of Invesco-sponsored private funds. Messrs. Flanagan, Armour, Carome and Lo have made investments in or alongside Invesco-sponsored private funds. Messrs. Armour, Carome and Lo have received Profits Interests in one of those funds. The Profits Interests vest in equal annual installments over a four-year period and are subject to forfeiture prior to vesting upon the occurrence of certain events. There were no distributions exceeding $120,000 from Invesco-sponsored private funds during the fiscal year ended December 31, 2012 made to our executive officers or directors (or persons or entities affiliated with them) in respect of Profits Interests.

RELATED PERSON TRANSACTION POLICY

The Board of Directors has adopted written Policies and Procedures with Respect to Related Person Transactions to address the review, approval, disapproval or ratification of related person transactions. “Related persons” include the company’s executive officers, directors, director nominees, holders of more than five percent (5%) of the company’s voting securities, immediate family members of the foregoing persons, and any entity in which any of the foregoing persons is employed, is a partner or is in a similar position, or in which such person has a 5% or greater ownership interest. A “related person transaction” means a transaction or series of transactions in which the company participates, the amount involved exceeds $120,000, and a related person has a direct or indirect interest (with certain exceptions permitted by SEC rules). Examples might include sales, purchases and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees.

Management is required to present for the approval or ratification of the Audit Committee all material information regarding an actual or potential related person transaction. The policy requires that, after reviewing such information, the disinterested members of the Audit Committee will approve or disapprove the transaction. Approval will be given only if the Audit Committee determines that such transaction is in, or is not inconsistent with, the best interests of the company and its shareholders. The policy further requires that in the event management becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the Audit Committee promptly. The policy also permits the chairman of the Audit Committee to review and approve related person transactions in accordance with the terms of the policy between scheduled committee meetings. Any determination made pursuant to this delegated authority must be reported to the full Audit Committee at the next regularly-scheduled meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than 10% of the company’s common shares to file reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. The reporting officers, directors and 10% shareholders are also required by SEC rules to furnish the company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports, the company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% shareholders were complied with during fiscal year 2012, except that Martin L. Flanagan inadvertently failed to file three Forms 5 with respect to eight transactions consisting entirely of gifts of shares, and one Form 4, with respect to a sale by a child of eight shares.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

GENERAL

The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Invesco’s compensation programs, particularly our annual incentive pools, are tied to the achievement of our strategic and financial results and our success in serving our clients’ and shareholders’ interests. As further described below, despite continued global market volatility, Invesco performed well in 2012. By delivering strong investment performance to clients, long-term net flows to our business grew by $12.4 billion during the year. At the same time, adjusted operating income for 2012[6] fell 2.2% from the prior year as a result of our continued reinvestment in the business and a shift in client demand to products with lower-fee rates.

While our financial results were solid, and we continued to make substantial progress against our strategic objectives, the committee determined that our company-wide cash bonus pool should be decreased in light of the decrease in adjusted operating income. The committee also determined that the equity pool should remain generally unchanged from last year on an average per person basis, as an investment in the future of our business and to continue to tie the interests of our employees to the long-term interests of our shareholders.

Within these pools, the committee determined that compensation for our named executive officers should decrease in light of the decrease in the company-wide cash bonus pool and also based on changes in individual circumstances. Salaries were unchanged.

Despite the decrease in the company-wide cash bonus pools, Invesco’s total employee compensation expense increased by approximately 4.1% for 2012, as compared to 2011. The principal drivers for this change included an increase in deferred compensation partly resulting from the expensing of four (rather than three) equity award tranches, an increased use of deferred awards for employee retention, increases in sales commissions, increases in bonuses for certain investment teams linked to performance fee revenues and an increase in base salaries, partially offset by the reduction in annual cash bonuses, as compared to 2011. Further discussion of the changes in total employee compensation expense can be found on page 31.

Our Compensation Practices

Below we highlight certain executive compensation practices that align executive pay with performance, ensure good governance, and serve our shareholders’ long-term interests.

What We Do

Pay for performance. We tie pay to the performance of the company and the individual. The great majority of executive compensation is not guaranteed.

Strong emphasis on deferred compensation. Compensation for our executive officers is heavily weighted to deferred compensation (60-70%) and base salaries for our executive officers are limited to on average approximately 10% of their total annual compensation.

[6]	Adjusted operating income is a non-GAAP financial measures. Please see pages 48 through 53 of our Annual Report on Form 10-K for fiscal 2012 for a presentation of, and reconciliation to, the most directly comparable GAAP measures.

Performance-based long-term equity awards. 30% of long-term equity awards for executive officers is tied to the achievement of specified levels of adjusted operating margin or adjusted diluted earnings per share.[7] For more information regarding long-term equity awards made to our executive officers, including our named executive officers, see the caption “About Our Equity Awards.”

Long vesting periods. Our equity awards generally vest in annual tranches over a four year period.

Linkage of incentive compensation pools to PCBOI. We have a history of disciplined decision-making over multiple years, including directly linking incentive compensation pools to a defined range of our pre-cash bonus operating income (“PCBOI”); thereby ensuring incentive compensation is paid only when we are generating operating income.

“Clawback” policy. In 2012, the committee adopted a “clawback” policy applicable to our executive officers’ performance-based long-term equity awards, as described in detail below, which permits the company to recover compensation in the event of fraudulent or willful misconduct.

Share ownership guidelines. We maintain robust share ownership guidelines for our executive officers, creating a further link between management interests, company performance and shareholder value. Shares must be held until share ownership guidelines are met. All of our executive officers have exceeded the ownership requirements.

“Double triggers.” We maintain the requirement of “double triggers” on the vesting of equity awards in the event of a change in control, meaning that an equity award holder must actually be terminated following the change in control before vesting will be accelerated.

Modest perquisites. We provide modest perquisites that provide a sound benefit to the company’s business.

Independent compensation committee consultant. Our independent compensation consultant, Johnson & Associates, Inc., is retained directly by the committee and performs no other services for the company.

What We Don’t Do

No dividends or dividend equivalents on unearned performance-based awards. No dividends or dividend equivalents are paid on performance-based awards during the vesting period. Rather, dividends are deferred and will be paid based on performance achieved, with no premiums.

No gross ups. We do not generally provide excise tax “gross ups,” other than in the case of certain relocation expenses, consistent with our relocation policy.

No short selling or hedging. Our insider trading policy prohibits short selling, dealing in publicly-traded options and hedging or monetization transactions in our common shares.

No option re-pricing. Our equity incentive plans contain certain provisions prohibiting option re-pricing absent approval of our shareholders.

[7]	Adjusted operating margin and adjusted diluted earnings per share are non-GAAP financial measures. Please see pages 48 through 53 of our Annual Report on Form 10-K for fiscal 2012 for a presentation of, and reconciliation to, the most directly comparable GAAP measures.

Results of 2012 Say-on-Pay Vote and Our Investor Outreach Program

At the 2012 Annual General Meeting of Shareholders, 96.43% of the votes cast were in favor of the advisory proposal to approve our NEO compensation, (the “Say-on-Pay” advisory proposal). Although we believe that the 2012 vote conveyed our shareholders’ strong support of the committee’s decisions and the existing executive compensation programs, during 2012, we continued to actively seek investor input to obtain ongoing feedback concerning our compensation programs. In 2012, we held meetings with a significant number of our largest shareholders. While all of the shareholders we spoke with agree on the importance of pay and performance alignment, there was no consensus among these shareholders on how alignment should be measured. These shareholders affirmed the importance of clear disclosure and transparency regarding the decision making process undertaken by the committee.

Based on this feedback the committee determined to continue our current compensation practices as described in the Compensation Discussion and Analysis section above.

2012 Financial Performance

Invesco continued to deliver strong, long-term investment performance to clients during 2012 while making further progress against our multi-year strategic objectives. Additionally, we continued to invest in our business and took advantage of opportunities to further strengthen our competitive and financial position.

Key measures of our 2012 financial performance are shown below.

Measure[1]	2012 Actual Results	Change from 2011	2011 Actual Results	2010 Actual[2] Results
Assets Under Management (“AUM”) as of December 31	$687.7B	+10.0%	$625.3B	$616.5B
Adjusted Operating Income	$1,045.1M	-2.2%	$1,068.9M	$897.7M
Adjusted Operating Margin	35.3%	-1.6 pts.	36.9%	35.6%
Adjusted Diluted EPS	$1.71	+1.8%	$1.68	$1.38

(1)	Adjusted operating income, adjusted operating margin and adjusted diluted earnings per share are non-GAAP financial measures. Please see pages 48 through 53 of our Annual Report on Form 10-K for fiscal 2012, for a presentation of, and reconciliation to, the most directly comparable GAAP measures.

(2)	The 2010 results include seven months of activity following the June 1, 2010 acquisition of the Morgan Stanley retail asset management business. Subsequent years’ results include a full year of activity for the acquired business.

In addition, we returned $554 million of capital to our shareholders in 2012 in the form of dividends and share repurchases.

2012 Progress Against Our Strategic Objectives

Throughout the year, we continued to make substantial progress against our long-term strategic objectives. Significant achievements across all areas of our business further positioned us for growth and long-term success, including:

•    Achieve strong investment performance — Continued to build our investment culture while delivering strong investment performance to our clients, and leveraged our global Investors’ Forum to promote greater connectivity among our investors.

•    Be instrumental in our clients’ success — Strengthened and deepened relationships with our clients, and enhanced our ability to better understand and meet client needs by expanding our broad range of capabilities in areas of significant investor demand.

•   Harness the power of our global platform — Further strengthened our global platform and implemented a number of continuous improvement initiatives across the firm to achieve greater efficiencies and cost effectiveness. Further leveraged our global workforce by expanding local roles and functions to work more effectively within regions and around the world.

•   Perpetuate a high-performance organization — Successfully implemented key organizational changes to better align us with future growth opportunities; increased collaboration across regions, and significantly reinvested in employee talent through additional focus on performance leadership and succession planning.

Summary of Named Executive Officer Compensation	Our chief executive officer’s total annual compensation for 2012 was reduced through a 10% decrease in his cash bonus.

While our financial results were strong in 2012, and we continued to make substantial progress against our strategic objectives, the committee reduced the CEO’s cash bonus in light of the decrease in the firm-wide cash bonus pool for 2012 on an average per person basis for management and staff, as compared to 2011.

Total annual compensation for 2012 for our
other named executive officers ranged from flat to down significantly based on individual circumstances. For more information regarding annual compensation for each named executive officer, see the caption “2012 Named Executive Officer Compensation.”

Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual General Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual General Meeting of Shareholders pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Under the Board’s current policy, shareholders are given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s annual general meeting of shareholders in 2014.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION. The voting requirements for this proposal are described in the “Questions and Answers About Voting Your Common Shares” section above.

PROPOSAL NO. 3

APPROVAL OF THE

AMENDED AND RESTATED EXECUTIVE INCENTIVE BONUS PLAN

Company Proposal

We are asking our shareholders to approve an amendment and restatement of the Invesco Ltd. Executive Incentive Bonus Plan (the “Bonus Plan”), as it relates to our Covered Employees (as defined below).

In 2008, the company adopted, and the shareholders approved, the Bonus Plan. Effective January 1, 2013, the compensation committee adopted the amended and restated Bonus Plan to (i) update performance criteria for future awards, and (ii) decrease the limit of future awards for any performance period from $50 million to $30 million. This Bonus Plan replaces the prior plan and will be used for annual incentives to all eligible employees for 2013 and thereafter.

Why We Support the Proposal

The approval of the material terms of the Bonus Plan will allow us the benefit of a U.S. income tax deduction under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) for performance-based compensation. If our shareholders do not approve this Bonus Plan, the Bonus Plan will not be amended and restated, and awards that may be made under the Bonus Plan will not qualify as performance-based under Section 162(m).

Executive Summary of Key Plan Features

The table below sets forth certain key features of the Bonus Plan. (Capitalized terms are defined in the Bonus Plan, a copy of which is included as Appendix A to this Proxy Statement.)

Eligible Participants	Any officer or key employee designated by the compensation committee is eligible to participate in the Bonus Plan

Form of Awards	Cash, common shares of the company or equity awards in respect of company common shares, which common shares or equity awards may be subject to additional vesting provision

Impact on Dilution	None — all award components consisting of equity are made under the Invesco Ltd. 2011 Global Equity Incentive Plan

Administrator	Compensation committee composed entirely of “outside directors” as defined under Section 162(m)

Performance Criteria	Based on the attainment of specified levels of company performance of one or more of the criteria set forth below under “Summary of the Bonus Plan — Performance Goals”

Formula	In practice and as described above in our Compensation Discussion and Analysis, the compensation committee determines on an annual basis an award maximum under the Bonus Plan. Award maximums are expressed as a percentage of pre-cash bonus operating income (“PCBOI”) — an objectively determined performance criteria that is intended to qualify for the performance based exemption to the $1 million deduction limit under Section 162(m). Award maximums pertain to the aggregate value of an executive officer’s annual variable compensation — consisting of the annual cash bonus, annual stock deferral and long-term equity award.

Performance Period	Performance Period for a 162(m) Bonus Award is the company’s fiscal year (or such longer period as may be determined by the compensation committee)

Change in Control	A “Change in Control” has the meaning set forth in the Invesco Ltd. 2011 Global Equity Incentive Plan

Individual Award Limits	The maximum amount of a Bonus Award to a single Participant during any calendar year is $30 million.

Tax Issues

Section 162(m) generally does not allow publicly held companies to take tax deductions for compensation of more than $1 million paid in any year to Covered Employees (as defined under Section 162(m)), unless such payments are “performance-based” in accordance with conditions specified under Section 162(m). One of those conditions requires that we obtain shareholder approval at least once every five years of the material terms of the performance goals under which a committee of outside directors will determine the compensation to be paid to Covered Employees. The Bonus Plan is intended to qualify as a “performance-based” plan under Section 162(m). For purposes of Section 162(m), the Covered Employees are the Chief Executive Officer and the next three highest paid executive officers, other than the Principal Financial Officer.

As noted above, we are requesting shareholder approval of the material terms of the Bonus Plan to give us the benefit of a U.S. income tax deduction under Section 162(m) for performance-based compensation.

Summary of the Bonus Plan

The following description of the Bonus Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to its full text, a copy of which is included as Appendix A to this Proxy Statement.

Purpose

The purpose of the amended and restated Bonus Plan is to continue a program of incentive compensation, consisting of annual cash bonus, annual stock deferral and long-term equity award, that is directly related to the performance of the company. If approved by our shareholders at the 2013 Annual General Meeting, the amended and restated Bonus Plan will replace Bonus Plan that was approved by our shareholders in May 2008.

Administration

The Bonus Plan is administered by the compensation committee. The compensation committee has the authority to determine eligibility for participation, establish goals for each Participant, calculate and determine each Participant’s level of attainment of such goals, and calculate the bonus for each Participant based upon such level of attainment. Except as otherwise specifically limited in the Bonus Plan, the compensation committee has full power and authority to construe, interpret and administer the Bonus Plan.

Eligibility

The Bonus Plan provides that the committee will designate for each “performance period,” defined as the period during which performance is measured to determine the level of attainment of a bonus, which officers and key employees of the company, if any, will be eligible for bonuses. The performance period is currently the fiscal year of the company.

Bonus Awards

No later than 90 days after the beginning of the year, the compensation committee determines an Individual Target Award. In practice and as described above in our Compensation Discussion and Analysis, award maximums are expressed as a percentage of pre-cash bonus operating income (“PCBOI”) – an objectively determined performance criteria that is intended to qualify for the performance based exception to the $1 million deduction limit under Section 162(m). Award maximums pertain to the aggregate value of an executive officer’s annual variable compensation – consisting of the annual cash bonus, annual stock deferral and long-term equity award. The maximum bonus payable to a Participant with respect to any calendar year is $30 million.

Performance Criteria

The compensation committee may choose one or more of the following performance goals provided that the outcome must be substantially uncertain at the time such goals are established: operating revenues, annual revenues, net revenues, clients’ assets under management (“AUM”), gross sales, net sales, net asset flows, revenue weighted net asset flows, cross selling of investment products across regions and distribution channels, investment performance by account or weighted by AUM (relative and absolute performance), investment performance ratings as measured by recognized third parties, risk adjusted investment performance (information ratio, sharpe ratio), expense efficiency ratios, expense management, operating margin, adjusted operating margin, net revenue yield on AUM, client redemption rates and new account wins and size of pipeline, market share, customer service measures or indices, success of new product launches as measured by revenues, asset flows, AUM and investment performance, profit margin, operating profit margin, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, diluted earnings per share, adjusted diluted earnings per share, diluted earnings per share growth, adjusted diluted earnings per share growth, operating income, pre-cash bonus operating income, pre-incentive operating income, pre-incentive adjusted operating income, adjusted operating income, pre-cash bonus adjusted operating income, cash bonus expense, incentive expense, pre- or after-tax income, net income, adjusted net income, free cash flow (operating cash flow less capital expenditures), cash flow per share, return on equity (or return on equity adjusted for goodwill), return on capital (including return on total capital or return on invested capital), return on investment, stock price appreciation, total shareholder return (measured in terms of stock price appreciation and dividend growth), cost control, business expansion or consolidation, diversification of AUM by investment objectives, growth in global position (AUM domiciled outside of United States), diversified distribution channels, successful integration of acquisitions, market value of a business or group based on independent third-party valuation, or change in working capital.

The committee may adjust performance goals in the event of unusual or non-recurring events and other extraordinary items, except to the extent that doing so would cause a bonus intended to be exempt from Section 162(m) to fail to be exempt.

Determination and Payment of Awards

After the end of the Performance Period, the compensation committee will review performance against the pre-established performance goals. The compensation committee will certify the extent, if any, to which the performance measures have been met. The compensation committee also reviews the individual’s performance and, may decrease the award determined under the formula in their discretion. The company’s current practice is to pay annual bonuses in cash and annual stock deferral awards and long-term equity awards under the 2011 GEIP. See the section of this proxy statement entitled “EXECUTIVE COMPENSATION COMMITTEE — Compensation committee Discussion and Analysis” for further details.

The compensation committee may elect to pay a Participant an amount that is less than the Participant’s Individual Target Award regardless of any degree of attainment of Performance Criteria.

In general, a Participant must be employed on the date that a bonus is paid to be eligible to receive that bonus, but the committee may in its sole discretion, to the extent permitted under Section 162(m), pay a bonus upon a participant’s death or disability or upon a change in control.

Effective Date; Amendment to Plan

The amended and restated Bonus Plan is effective as of January 1, 2013, subject to approval of the shareholders with respect to Covered Employees. The compensation committee may amend, suspend or terminate the Bonus Plan at any time, but no amendment may be made without the approval of the company’s shareholders if the effect of such amendment would be to cause outstanding or pending bonuses that are intended to qualify for the performance-based compensation committee exception to Section 162(m) to cease to qualify for such exception.

New Plan Benefits

For each executive officer, the committee determines on an annual basis an award maximum under the Bonus Plan. Award maximums are expressed as a percentage of PCBOI — an objectively determined performance criteria that is intended to qualify for the performance-based exemption to the $1 million deduction limit under Section 162(m). Award maximums pertain to the cumulative value of an executive officer’s annual variable compensation — consisting of the annual cash bonus, annual stock deferral award and long-term equity award. In the event the committee determines to grant additional compensation that is not performance-based compensation to an executive subject to the provisions of Section 162(m), the additional compensation will be subject to the $1 million deduction limitation.

In February 2012, the committee established three levels of award maximums in respect of our named executive officers — one each for the chief executive officer, senior managing directors of business components, and senior managing directors of staff functions. The three levels of award maximums were established after consideration of:

•	prior-year compensation levels in light of the company’s 2011 PCBOI;

•	projected maximum award levels based on the company’s estimated 2012 PCBOI;

•	market data for industry comparative compensation levels; and

•	comparisons for job roles and levels of responsibility.

For additional information about the committee’s philosophy and process in determining compensation for our executive officers, see “Compensation Discussion and Analysis” above.

Because awards under the Bonus Plan are subject to the discretion of the Committee and to the achievement of performance, it is not possible to determine the benefits that will be received by plan participants. For fiscal 2012, nine executives were eligible to participate in the Bonus Plan. The following table discloses the 2012 Section 162(m) maximum, together with variable compensation awarded under the Bonus Plan for fiscal 2012, for (i) each executive officer named in the Summary Compensation Table, and (ii) all executive officer participants, non-executive directors, and non-executive officer employees, each as a group.

Name	2012 162(m) Maximum ($)(in Millions)	Total Annual Variable Compensation Paid ($)(1)(2)(in Millions)
Martin L. Flanagan	28.0	11.7
President and Chief Executive Officer
Loren M. Starr	6.0	3.0
Senior Managing Director and Chief Financial Officer
G. Mark Armour	9.0	3.0
Senior Managing Director and Head of EMEA
James I. Robertson	9.0	2.0
Former Senior Managing Director
Philip A. Taylor	9.0	6.0
Senior Managing Director and Head of Americas
All Executive Officers as a Group (9 persons)	65.0	38
Non-Executive Director Group	0	0
Non-Executive Officer Employee Group	0	0

(1)	Includes annual cash bonus award earned by the executive officer under the Bonus Plan for fiscal 2012 and paid in 2013.
(2)	Includes annual stock deferral award and long-term equity award granted on February 28, 2013 for fiscal 2012 performance. 30% of such long-term equity award to vest subject to performance criteria, with the remaining 70% of such award to be subject to time-based vesting.

We describe the bonus amounts paid to the named executive officers under the Bonus Plan with respect to the 2012 fiscal year in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” at page 45 of this Proxy Statement and the “Grants of Plan Based Share Awards for 2012” table at page 46 of this Proxy Statement.

Federal Income Tax Consequences

See the discussion of Section 162(m) under Tax Issues above regarding the deductibility of awards to us.

Annual cash bonuses that we pay to an employee are ordinary income to the employee at the time of payment. As described above, annual stock deferral awards and long-term equity awards are paid under the 2011 GEIP. The federal income tax consequences to an employee receiving either or both of those awards are described in Proposal No.4 of our 2011 Proxy in which we sought shareholder approval of the 2011 GEIP.

Information Regarding Other Equity Compensation Plans

Information as of December 31, 2012. The following table sets forth information, as of December 31, 2012, about common shares that may be issued under our existing equity compensation plans.

Name of Plan		Approved by Security Holders(1)	Active/ Inactive Plan(2)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Outstanding Options)(4)
2011 Global Equity Incentive Plan	✓		Active	—	N/A	16,857,485
2000 Share Option Plan	✓		Inactive	2,590,448	11.84	—
Subtotal — Approved Plans				2,590,448		16,857,485
2010 Global Equity Incentive Plan (ST)			Active	—	N/A	1,626,160
No. 3 Executive Share Option Scheme			Inactive	38,953	10.42	—
Subtotal — Unapproved Plans				38,953		1,626,160
Total				2,629,401		18,483,645

(1)	Prior to December 4, 2007, the company was listed on the London Stock Exchange. With respect to the No. 3 Executive Share Option Scheme, shareholder approval of the plan at the time of adoption was not required under the rules of the London Stock Exchange or otherwise. With respect to the 2010 Global Equity Incentive Plan (ST), shares are issued only as employment inducement awards in connection with a strategic transaction and, as a result, do not require shareholder approval under the rules of the New York Stock Exchange or otherwise.

(2)	No further grants will be made under inactive plans.

(3)	Share options were granted in Pounds Sterling (£) and in this table have been converted to U.S. dollars using the exchange rate of $1.62/£1 as of December 31, 2012. With respect to the 2000 Share Option Plan, outstanding stock options have a weighted average remaining contractual life of 2.0 years. With respect to the No. 3 Executive Share Option Scheme, outstanding stock options have a weighted average remaining contractual life of 0.3 years.

(4)	Excludes unvested restricted stock awards, unvested deferred share awards and unvested restricted stock units.

Required Vote

This proposal must receive an affirmative majority of the votes cast at this meeting to approve the Bonus Plan. The voting requirements for this proposal also are described in the “Questions and Answers About Voting Your Common Shares” section of this Proxy Statement.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3, APPROVING THE AMENDED AND RESTATED INVESCO LTD. EXECUTIVE INCENTIVE BONUS PLAN.

PROPOSAL NO. 4

APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL

The Audit Committee of the Board has proposed the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the company’s consolidated financial statements for the fiscal year ending December 31, 2013 and to audit the company’s internal control over financial reporting as of December 31, 2013.

Previous Independent Registered Public Accounting Firm

During and for the fiscal year ended December 31, 2012, Ernst & Young LLP audited and rendered opinions on the financial statements of the company and certain of its subsidiaries. Ernst & Young LLP also rendered an opinion on the company’s internal control over financial reporting as of December 31, 2012. In addition, Ernst & Young LLP provided the company with tax consulting and compliance services, accounting and financial reporting advice on transactions and regulatory filings and certain other services not prohibited by applicable auditor independence requirements. See “Fees Paid to Independent Registered Public Accounting Firm” above.

On February 25, 2013, the company notified its independent registered public accounting firm, Ernst & Young LLP, of its decision to dismiss Ernst & Young LLP, effective as of that date, and to appoint another independent registered public accounting firm. The decision to change independent registered public accounting firms was approved by Invesco’s Audit Committee.

Ernst & Young LLP’s reports on Invesco’s financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2012 and 2011, and in the subsequent period through February 25, 2013, the date of Ernst & Young LLP’s dismissal, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreements in connection with their reports on our financial statements for such periods.

There were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended December 31, 2012 and 2011, or in the subsequent period through February 25, 2013.

Invesco provided Ernst & Young LLP with a copy of the foregoing disclosures and requested that Ernst & Young LLP furnish Invesco with a letter addressed to the SEC stating whether or not it agreed with the statements in the above paragraphs. Ernst & Young LLP’s letter to the SEC stating whether it agreed with such statements was filed as Exhibit 16.1 to Invesco’s Current Report on Form 8-K, filed with the SEC on March 1, 2013.

New Independent Registered Public Accounting Firm

On February 28, 2013, Invesco engaged PricewaterhouseCoopers LLP as its new independent registered public accounting firm, effective immediately. The decision to engage PricewaterhouseCoopers LLP as Invesco’s independent registered public accounting firm was approved by Invesco’s Audit Committee. During the years ended December 31, 2012 and 2011, and through February 28, 2013, the date of PricewaterhouseCoopers LLP’s engagement, Invesco did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual General Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013. The voting requirements for this proposal are described in the “Questions and Answers About Voting Your Common Shares” section of this Proxy Statement. If the appointment is not approved, the Audit Committee will reconsider the selection of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm.

ADDITIONAL INFORMATION

Costs of Solicitation

The cost of solicitation of proxies will be paid by Invesco. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $30,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Invesco personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report on Form 10-K will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

Presentation of Financial Statements

In accordance with Section 84 of the Companies Act 1981 of Bermuda, Invesco’s audited consolidated financial statements for the fiscal year ended December 31, 2012 will be presented at the Annual General Meeting. These statements have been approved by the Board. There is no requirement under Bermuda law that these statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting.

Registered and Principal Executive Offices

The registered office of Invesco is located at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda. The principal executive offices of Invesco are located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, and the telephone number there is +1-404-892-0896.

Shareholder Proposals for the 2014 Annual General Meeting

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s annual general meeting of shareholders must be received by Invesco no later than 120 days before the anniversary of the date of this proxy statement (e.g., not later than December 2, 2013). Such proposals should be sent to our Secretary in writing to Invesco Ltd., Attn: Office of the Secretary, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, or by facsimile to 404-962-8214, or by e-mail to company.secretary@invesco.com. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Bye-Laws, and must be a proper subject for shareholder action under Bermuda law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with SEC proxy rules, Bermuda law, our Bye-Laws and other legal requirements, without seeking to have the proposal included in Invesco’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Under our Bye-Laws, notice of such a proposal must generally be provided to our Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting. The period under our Bye-Laws for receipt of such proposals for next year’s meeting is thus from January 16, 2014 to February 15, 2014. (However, if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, any notice by a shareholder of business or the nomination of directors for election or reelection to be brought before the annual general meeting to be timely must be so delivered (i) not earlier than the close of business on the 120th day prior to such annual general meeting and (ii) not later than the close of business on the later of (A) the 90th day prior to such annual general meeting and (B) the 10th day following the day on which public announcement of the date of such meeting is first made.)

In addition, §§79-80 of the Bermuda Companies Act allows shareholders holding at least 5% of the total voting rights or totaling 100 record holders (provided that they advance to the Company all expenses involved and comply with certain deadlines) to require Invesco (i) to give notice of any resolution that such shareholders can properly propose at the next annual general meeting and/or (ii) to circulate a statement regarding any proposed resolution or business to be conducted at a general meeting.

Under Rule 14a-4 under the Exchange Act, proxies may be voted on matters properly brought before a meeting under these procedures in the discretion of the proxy holders, without additional proxy statement disclosure about the matter, unless Invesco is notified about the matter not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting and the proponents otherwise satisfy the requirements of Rule 14a-4. The period under our Bye-Laws for receipt of such proposals for next year’s meeting is from January 16, 2014 to February 15, 2014.

United States Securities and Exchange Commission Reports

A copy of the company’s Annual Report on Form 10-K, including financial statements, for the fiscal year ended December 31, 2012 (the “Annual Report”), is being furnished concurrently herewith to all shareholders holding common shares as of the Record Date. Please read it carefully.

Shareholders may obtain a copy of the Annual Report, without charge, by visiting the company’s Web site at www.invesco.com or by submitting a request to our Secretary at: company.secretary@invesco.com or by writing Invesco Ltd., Attn: Office of the Secretary, Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309. Upon request to our Secretary, the exhibits set forth on the exhibit index of the Annual Report may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Communications with the Chairman and Non-Management Directors

Any interested party may communicate with the Chairman of our Board or to our non-executive directors as a group at the following addresses:

E-mail: company.secretary@invesco.com

Fax: 404-962-8214

Mail: Invesco Ltd.

Two Peachtree Pointe

1555 Peachtree Street

Atlanta, Georgia 30309

Attn: Office of the Secretary

Communications will be distributed to the Board, or to any of the Board’s committees or individual directors as appropriate, depending on the facts and circumstances of the communication. In that regard, the Invesco Board does not receive certain items which are unrelated to the duties and responsibilities of the Board.

In addition, the company maintains the Invesco Compliance Reporting Line for its employees or individuals outside the company to report complaints or concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the company’s Code of Conduct or law. Further information about the Invesco Compliance Reporting Line is available on the company’s Web site.

Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit Committee of the Board of Directors by sending a written communication to the address given below, by facsimile to 404-962-8214, or by e-mail to company.secretary@invesco.com:

Audit Committee

Invesco Ltd.

Two Peachtree Pointe

1555 Peachtree Street N.E.

Atlanta, Georgia 30309

Attn: Office of the General Counsel

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of banks and brokers with account holders who are beneficial holders of the company’s common shares will be householding the company’s proxy materials or the Notice. Accordingly, a single copy of the proxy materials or Notice will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials or copies of the Notice, please notify your bank or broker, or contact our Secretary at: company.secretary@invesco.com, or by mail to Invesco Ltd., Attn: Office of the Secretary, Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, or by facsimile to 404-962-8214, or by telephone to 404-892-0896. The company undertakes, upon oral or written request to the address or telephone number above, to deliver promptly a separate copy of the company’s proxy materials or the Notice to a shareholder at a shared address to which a single copy of the applicable document was delivered. Shareholders who currently receive multiple copies of the proxy materials or the Notice at their address and would like to request householding of their communications should contact their bank or broker or the company’s Investor Relations Department at the contact address and telephone number provided above.

Vote by Internet • Go to www.envisionreports.com/IVZ • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Shareholder Meeting Notice	1234 5678 9012 345

Important Notice Regarding the Availability of Proxy Materials

for the Invesco Ltd. Shareholder Meeting

to be Held on May 16, 2013

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual general meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.envisionreports.com/IVZ

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1:	Go to www.envisionreports.com/IVZ to view the materials.
Step 2:	Click on Cast Your Vote or Request Materials.
Step 3:	Follow the instructions on the screen to log in.
Step 4:	Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 6, 2013 to facilitate timely delivery.

Shareholder Meeting Notice

Dear Invesco Ltd. Shareholder:

The 2013 Annual General Meeting of Shareholders of Invesco Ltd. (the “Company”) will be held in the Appalachians Room, 18th Floor, at the Company’s Global Headquarters, located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309, on Thursday, May 16, 2013, at 1:00 p.m. (local time).

The following proposals will be voted upon at the Annual General Meeting:

(1) to elect three directors to hold office until the annual general meeting of shareholders in 2016;

(2) to hold an advisory vote on executive compensation;

(3) to approve the Invesco Ltd. Amended and Restated Executive Incentive Bonus Plan; and

(4)	to appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

The Board of Directors recommends a vote “FOR” Items 1, 2, 3 and 4.

The Board of Directors has fixed the close of business on March 18, 2013 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the Annual General Meeting or any adjournment(s) thereof.

Shareholders of record as of the Record Date are cordially invited to attend the Annual General Meeting. Directions to attend the Annual General Meeting where you may vote in person can be found on our website, www.invesco.com

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.
Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.
If you request an email copy of current materials you will receive an email with a link to the materials.
PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

g	Internet – Go to www.envisionreports.com/IVZ. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

g	Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

g	Email – Send email to investorvote@computershare.com with “Proxy Materials Invesco Ltd.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 6, 2013.

APPENDIX A

INVESCO LTD.

EXECUTIVE INCENTIVE BONUS PLAN

As Amended and Restated as of January 1, 2013

1.	Purpose

The purpose of the Plan is to establish a program of incentive compensation for designated officers and/or key employees of the Company that is directly related to the performance results of the Company and such employees. The Plan provides annual incentives, contingent upon meeting certain performance goals, to certain officers and/or key employees who make substantial contributions to the Company.

2.	Definitions

For purposes of the Plan, the following terms are defined as set forth below:

“162(m) Bonus Award” means a Bonus Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Section 7.

“Board” means the Board of Directors of Invesco Ltd.

“Bonus Award” means the award, as determined by the Committee, to be granted to a Participant based on that Participant’s level of attainment of his or her goals established in accordance with Sections 4, 5, 6 and 7, as applicable.

“Change in Control” has the meaning set forth in the Invesco Ltd. 2011 Global Equity Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.

“Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board as may be appointed by the Board to act as the Committee under the Plan. If at any time there is no such Compensation Committee or other committee or subcommittee appointed by the Board, the Board shall be the Committee. The Committee shall consist of two or more directors, each of whom is intended to be, to the extent required by Section 162(m) of the Code, an “outside director” as defined under Section 162(m) of the Code. Any member of the Committee who does not meet the foregoing requirements shall abstain from any decision regarding a Bonus Award and shall not be considered a member of the Committee to the extent required to comply with Section 162(m) of the Code.

“Company” means Invesco Ltd. and each of its subsidiaries and affiliates.

“Designated Beneficiary” means the person(s) or trust(s) designated by a Participant in the Participant’s most recent written beneficiary designation filed with the Company or its agent to receive any amounts payable under the Participant’s Bonus Awards after the Participant’s death.

“Individual Target Award” means the targeted performance award for a Performance Period specified by the Committee.

“Participant” means any officer or key employee designated by the Committee to participate in the Plan.

“Performance Criteria” means objective performance criteria established by the Committee (which satisfy the requirements of Section 7(b)), in its sole discretion, with respect to 162(m) Bonus Awards. Performance Criteria (i) shall be based on the attainment of specified levels of one or more of the following objective measures with regard to the Company (or a subsidiary, business segment or other operational unit of the Company): operating revenues, annual revenues, net revenues, clients’ assets under management (“AUM”), gross sales, net sales, net asset flows, revenue weighted net asset flows, cross selling of investment products across regions and distribution channels, investment performance by account or weighted by AUM (relative and absolute performance), investment performance ratings as measured by recognized third parties, risk adjusted investment performance (information ratio, sharpe ratio), expense efficiency ratios, expense management, operating margin, adjusted operating margin, net revenue yield on AUM, client redemption rates and new account wins and size of pipeline, market share, customer service measures or indices, success of new product launches as measured by revenues, asset flows, AUM and investment performance, profit margin, operating profit margin, earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, diluted earnings per share, adjusted diluted earnings per share, diluted earnings per share growth, adjusted diluted earnings per share growth, operating income, pre-cash bonus operating income, pre-incentive operating income, pre-incentive adjusted operating income, adjusted operating income, pre-cash bonus adjusted operating income, cash bonus expense, incentive expense, pre- or after-tax income, net income, adjusted net income, free cash flow (operating cash flow less capital expenditures), cash flow per share, return on equity (or return on equity adjusted for goodwill), return on capital (including return on total capital or return on invested capital), return on investment, stock price appreciation, total shareholder return (measured in terms of stock price appreciation and dividend growth), cost control, business expansion or consolidation, diversification of AUM by investment objectives, growth in global position (AUM domiciled outside of United States), diversified distribution channels, successful integration of acquisitions, market value of a business or group based on independent third-party valuation, or change in working capital, and (ii) shall be set by the Committee within the time period prescribed by Section 162(m) of the Code.

“Performance Period” means that period established by the Committee during which any Performance Criteria specified by the Committee with respect to a Bonus Award are to be measured.

“Plan” means this Invesco Ltd. Executive Incentive Bonus Plan, as set forth herein and as hereafter amended from time to time.

3.	Eligibility

Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key employees of the Company whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

4.	Administration

The Committee, in its sole discretion, will establish Performance Periods, determine eligibility for participation and the grant of Bonus Awards for each Performance Period, and establish the maximum award which may be earned by each Participant in accordance with Sections 5 and 7. Following the conclusion of each Performance Period, the Committee shall determine and certify whether the Performance Criteria have been met for each Participant for the Performance Period in accordance with Section 7.

Except as otherwise herein expressly provided, full power and authority to construe, interpret and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as set forth in Section 15 hereof. The Committee may at any time adopt such rules, regulations, policies or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend or terminate such rules, regulations, policies or practices.

The Committee shall adjust the performance goals applicable to any Bonus Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other Company filings with the Securities and Exchange Commission; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the applicable subsidiary, division, department or function of the Company, the manner in which it conducts its business or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Bonus Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code.

5.	Bonus Awards

For each Participant for each Performance Period, the Committee may specify an Individual Target Award based on the attainment of Performance Criteria specified by the Company. The Individual Target Award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under this Plan) or an amount determined pursuant to an objective formula or standard. Establishment of an Individual Target Award for an employee for a Performance Period shall not imply or require that the same level Individual Target Award (if any such award is established by the Committee for the relevant Participant) be set for any subsequent Performance Period. Notwithstanding any other provision to the contrary herein, the Committee may, in its sole and absolute discretion, elect to pay a Participant an amount that is less than the Participant’s Individual Target Award regardless of the degree of attainment of the Performance Criteria.

6.	Payment of Bonus Awards

Bonus Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee. Bonus Awards will be paid no later than the fifteenth (15th) day of the third month following the later of: (a) the end of the Participant’s taxable year in which the requirements for such Bonus Award have been satisfied by the Participant or (b) the end of the Company’s fiscal year in which the requirements for such Bonus Award have been satisfied by the Participant. Payment of Bonus Awards shall be made in the form of cash, common shares of the Company or equity awards in respect of Company common shares, which common shares or equity awards may be subject to additional vesting provisions as determined by the Committee. Any common shares or equity awards granted in satisfaction of a Bonus Award will be granted under the Company’s equity incentive plan(s) as in effect from time to time. Bonus Award amounts earned but unpaid will not accrue interest. The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Bonus Awards payable hereunder.

7.	162(m) Bonus Awards

Unless determined otherwise by the Committee, each Bonus Award awarded under the Plan shall be a 162(m) Bonus Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

(a)	No 162(m) Bonus Award may be paid unless and until the shareholders of the Company have approved this Plan in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code.

(b)	A 162(m) Bonus Award may be made only by a Committee which is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code).

(c)	The performance goals to which a 162(m) Bonus Award is subject must be based solely on Performance Criteria, and the outcome of the Performance Criteria must be substantially uncertain at the time the Committee establishes the Performance Criteria. Such performance goals, and the maximum, target and/or threshold (as applicable) Bonus Award payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

(d)	No 162(m) Bonus Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria.

(e)	The maximum amount of a 162(m) Bonus Award is $30 million to a single Participant during any calendar year and the Performance Period for a 162(m) Bonus Award shall be the Company’s fiscal year (or such longer period as determined by the Committee).

8.	Termination of Employment

Unless otherwise specified by the Committee, to be eligible to receive a payment of a Bonus Award with respect to a Performance Period, a Participant must be employed by the Company on the last day of such Performance Period and on the date that the Bonus Award is paid, and must satisfy such other requirements as may be imposed by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide, to the extent permitted under Section 162(m) of the Code, that in the case of a Participant’s death, disability or a Change in Control of the Company during the Performance Period, the Committee may pay a Bonus Award either during or after the Performance Period without regard to actual achievement of the performance goals. In the event of a Participant’s death prior to the payment of a Bonus Award which has been earned, such payment shall be made to the Participant’s Designated Beneficiary. If there is no surviving Designated Beneficiary at the time of the Participant’s death, the beneficiary shall be the person(s) or trust(s) entitled by will or the laws of decent and distribution to receive such benefits.

9.	Successors

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and businesses of the Company.

10.	Non-Alienation of Benefits

A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

11.	No Claim or Right to Plan Participation

No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

12.	Taxes

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

13.	Payments to Persons Other Than the Participant

If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

14.	No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, dishonesty or bad faith.

15.	Termination or Amendment of the Plan

The Committee may amend, suspend or terminate the Plan at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending 162(m) Bonus Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

16.	Unfunded Plan

Participants shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Designated Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

17.	Governing Law

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws.

18.	Effective Date

This amended and restated Plan is effective as of January 1, 2013, subject to approval of the shareholders as required by Section 162(m) of the Code.